                                                                   EXHIBIT (4b)




           NOTE AGREEMENT DATED AS OF AUGUST 28, 1997 RELATING TO THE

                COMPANY'S 6.6% SENIOR NOTES DUE AUGUST 28, 2007

================================================================================


                               RUSSELL CORPORATION




                                 NOTE AGREEMENT




                           Dated as of August 28, 1997



                                  $125,000,000

                     6.65% Senior Notes due August 28, 2007



================================================================================

                                TABLE OF CONTENTS

                          (Not a part of the Agreement)

SECTION                                             HEADING                                                  PAGE

Section 1.     DESCRIPTION OF NOTES AND COMMITMENT............................................................1
    Section 1.1   Description of Notes........................................................................1
    Section 1.2   Commitment, Closing Date....................................................................2

Section 2.     PREPAYMENT OF NOTES............................................................................2
    Section 2.1   Required Prepayments........................................................................2
    Section 2.2   Optional Prepayment with Premium............................................................2
    Section 2.3   Prepayment of Notes upon a Change of Control................................................3
    Section 2.4   Notice of Optional Prepayments..............................................................5
    Section 2.5   Application of Prepayments..................................................................5
    Section 2.6   Direct Payment..............................................................................5

Section 3.     REPRESENTATIONS................................................................................6
    Section 3.1   Representations of the Company..............................................................6
    Section 3.2   Representations of the Purchaser............................................................6

Section 4.     CLOSING CONDITIONS.............................................................................7
    Section 4.1   Conditions..................................................................................7
    Section 4.2   Waiver of Conditions........................................................................8

Section 5.     COMPANY COVENANTS..............................................................................8
    Section 5.1   Corporate Existence, Etc....................................................................8
    Section 5.2   Insurance...................................................................................8
    Section 5.3   Taxes, Claims for Labor and Materials; Compliance with Laws.................................8
    Section 5.4   Maintenance, Etc............................................................................9
    Section 5.5   Nature of Business..........................................................................9
    Section 5.6   Interest Charges Coverage Ratio.............................................................9
    Section 5.7   Limitations on Debt.........................................................................9
    Section 5.8   Limitation on Liens........................................................................10
    Section 5.9   Limitation on Long-Term Leases.............................................................12
    Section 5.10  Restricted Payments........................................................................12
    Section 5.11  Investments................................................................................13
    Section 5.12  Mergers, Consolidations and Sales of Assets................................................14
    Section 5.13  Guaranties.................................................................................18
    Section 5.14  Repurchase of Notes........................................................................18
    Section 5.15  Transactions with Affiliates...............................................................18
    Section 5.16  Multiemployer Plan Liability and Termination of Pension Plans..............................18
    Section 5.17  Reports and Rights of Inspection...........................................................19

SECTION 6.     EVENTS OF DEFAULT AND REMEDIES THEREFOR.......................................................22

    Section 6.1   Events of Default..........................................................................22
    Section 6.2   Notice to Holders..........................................................................23
    Section 6.3   Acceleration of Maturities.................................................................23
    Section 6.4   Rescission of Acceleration.................................................................24

Section 7.     AMENDMENTS, WAIVERS AND CONSENTS..............................................................24
    Section 7.1   Consent Required...........................................................................24
    Section 7.2   Solicitation of Holders....................................................................25
    Section 7.3   Effect of Amendment or Waiver..............................................................25

Section 8.     INTERPRETATION OF AGREEMENT; DEFINITIONS......................................................25
    Section 8.1   Definitions................................................................................25
    Section 8.2   Accounting Principles......................................................................35
    Section 8.3   Directly or Indirectly.....................................................................35

Section 9.     MISCELLANEOUS                                                                                 35
    Section 9.1   Registered Notes...........................................................................35
    Section 9.2   Exchange of Notes..........................................................................35
    Section 9.3   Loss, Theft, Etc. of Notes.................................................................36
    Section 9.4   Expenses, Stamp Tax Indemnity..............................................................36
    Section 9.5   Powers and Rights Not Waived; Remedies Cumulative..........................................36
    Section 9.6   Notices....................................................................................36
    Section 9.7   Reproduction of Documents..................................................................37
    Section 9.8   Successors and Assigns.....................................................................37
    Section 9.9   Survival of Covenants and Representations..................................................37
    Section 9.10  Severability...............................................................................37
    Section 9.11  Governing Law..............................................................................38
    Section 9.12  Captions...................................................................................38

Signature Page...............................................................................................37

ATTACHMENTS TO NOTE AGREEMENT:

Schedule I     -             Purchaser Schedule

Schedule II    -             Description of Current Debt, Funded Debt, Long-Term Leases, Liens and
                             Investments

Schedule III   -             Subsidiaries of the Company

Exhibit A      -             Form of 6.65% Senior Note due August 28, 2007

Exhibit B      -             Representations and Warranties of the Company

Exhibit C      -             Description of Closing Opinion of Independent Counsel for the Company

                               RUSSELL CORPORATION
                                 One Lee Street
                          Alexander City, Alabama 35010


                                 NOTE AGREEMENT



                                  $125,000,000
                     6.65% Senior Notes due August 28, 2007



                                                                     Dated as of
                                                                 August 28, 1997


To the Purchaser named in Schedule I
  hereto which is a signatory of this
  Agreement

Ladies and Gentlemen:

               The undersigned, RUSSELL CORPORATION, an Alabama corporation (the "Company"), agrees with you as follows:

SECTION 1.     DESCRIPTION OF NOTES AND COMMITMENT.

               Section 1.1 Description of Notes. The Company will authorize the issue and sale of $125,000,000 aggregate principal amount of its 6.65% Senior Notes (the "Notes") to be dated the date of issue, to bear interest from such date at the rate of 6.65% per annum, payable quarterly on November 28, February 28, May 28 and August 28 in each year (commencing November 28, 1997) and at maturity and to bear interest on overdue principal (including any overdue required or optional prepayment of principal) and premium, if any, and (to the extent legally enforceable) on any overdue installment of interest at the Overdue Rate after the date due, whether by acceleration or otherwise, until paid, to be expressed to mature on August 28, 2007, and to be substantially in the form attached hereto as Exhibit A. Interest on the Notes shall be computed on the basis of a 360-day year of twelve 30-day months. If any amount of principal, premium, if any, or interest on or in respect of any Note becomes due and payable on any date which is not a Business Day, such amount shall be payable on the next succeeding Business Day and the period of extension shall be included in the computation of interest payable on such Business Day. The Notes are not subject to prepayment or redemption at the option of the Company prior to their expressed maturity dates except on the terms and conditions and in the amounts and with the premium, if any, set forth in ss. 2 of this Agreement. The term "Notes" as used herein shall include each Note delivered pursuant to this Agreement. You are hereinafter sometimes referred to as the

"Purchaser". The terms which are capitalized herein shall have the meanings set forth in ss. 8.1 unless the context shall otherwise require.

               Section 1.2 Commitment, Closing Date. Subject to the terms and conditions hereof and on the basis of the representations and warranties hereinafter set forth, the Company agrees to issue and sell to you, and you agree to purchase from the Company, Notes in the principal amount set forth opposite your name on Schedule I hereto at a price of 100% of the principal amount thereof on the Closing Date hereafter mentioned.

               Delivery of the Notes will be made at the offices of Prudential Capital Group, One Gateway Center, 11th Floor, Newark, N.J. 07102-5311 against payment therefor in Federal Reserve or other funds current and immediately available at the principal office of Aliant Bank, Alexander City, AL in the amount of the purchase price on August 28, 1997 (the "Closing Date"). The Notes delivered to you on the Closing Date will be delivered to you in the form of a single registered Note for the full amount of your purchase (unless different denominations (of not less than $1,000,000) are specified by you), registered in your name or in the name of such nominee, as may be specified in Schedule I attached hereto and in substantially the form attached hereto as Exhibit A.


SECTION 2.     PREPAYMENT OF NOTES.

               No prepayment of the Notes may be made except to the extent and in the manner expressly provided in this Agreement.

               Section 2.1 Required Prepayments. In addition to paying the entire outstanding principal amount and the interest due on the Notes on the maturity date thereof, the Company agrees that on August 28th in each of the years 2001 through 2006, inclusive, it will prepay and apply and there shall become due and payable on the principal indebtedness evidenced by the Notes an amount equal to the lesser of (a) $17,857,143.00 or (b) the principal amount of the Notes then outstanding. The entire remaining principal amount of the Notes shall become due and payable on August 28, 2007. No premium shall be payable in connection with any required prepayment made pursuant to this ss. 2.1.

               In the event that the Company shall prepay less than all of the Notes pursuant to ss. 2.2 hereof, such payments shall be credited in each case first, against the final maturities of the Notes being prepaid and then, against the amounts of the prepayments required by this ss. 2.l on such Notes in the inverse order of the maturities thereof.

               Section 2.2 Optional Prepayment with Premium. In addition to the payments required by ss. 2.1, upon compliance with ss. 2.4 the Company shall have the privilege, at any time and from time to time, of prepaying the outstanding Notes, either in whole or in part (but if in part then in a minimum principal amount of $1,000,000) by payment of the principal amount of the Notes, or portion thereof to be prepaid, and accrued interest thereon to the date of such prepayment, together with a premium equal to the Make-Whole Amount.

               Section 2.3 Prepayment of Notes upon a Change of Control. (a) In the event that any Change of Control shall occur or the Company shall have actual knowledge of any proposed Change of Control, the Company will give written notice (the "Company Notice") of such fact by overnight courier in the manner provided in ss. 9.6 hereof to the holders of the Notes. The Company Notice shall be sent promptly upon receipt of such knowledge by the Company and in any event no later than three days following the occurrence of a Change of Control. The Company Notice shall (1) describe the facts and circumstances of such Change of Control in reasonable detail, (2) make reference to this ss. 2.3(a) and the right of the holders of the Notes to require payment on the terms and conditions provided for in this ss. 2.3(a), (3) offer in writing to prepay the outstanding Notes, together with accrued interest to the date of prepayment and a premium equal to the then applicable Make-Whole Amount, and (4) specify a date for such prepayment (the "Change of Control Prepayment Date") which Change of Control Prepayment Date shall be the later of (i) the date of such Change of Control or (ii) a date not more than 60 days nor less than 30 days following the date of such Company Notice. Each holder of the then outstanding Notes shall have the right to accept such offer and require prepayment of the Notes held by such holder by written notice to the Company (a "Noteholder Notice") sent by overnight courier in the manner provided in ss. 9.6 hereof not later than 25 days after the date of the Company Notice. The Company shall on the Change of Control Prepayment Date prepay all, but not less than all, Notes held by holders which have so accepted such offer of prepayment. The prepayment price of the Notes payable upon the occurrence of a Change of Control shall be an amount equal to 100% of the outstanding principal amount of the Notes so to be prepaid and accrued interest thereon to the date of such prepayment, together with a premium equal to the then applicable Make-Whole Amount determined as of the Change of Control Prepayment Date.

               (b) In the event that the holder of any Note shall have delivered to the Company a Noteholder Notice pursuant to ss. 2.3(a), then the Company shall promptly, and in any event within five days after receipt of such Noteholder Notice, deliver by overnight courier in the manner provided in ss.
9.6 hereof written notice of such Noteholder Notice to each other holder of the Notes and, notwithstanding the provisions of ss. 2.3(a), the right of each such other holder to accept the offer of prepayment and require prepayment of the Notes shall remain in effect until the later to occur of (1) 30 days after the date of the Company Notice and (2) 15 days after the date of the notice required to be delivered pursuant to this ss. 2.3(b); provided, however, that the provisions of this clause (2) shall only apply with respect to notices required to be delivered pursuant to this ss. 2.3(b) to the extent that such notices relate to Noteholder Notices made prior to the expiration of the period specified in ss. 2.3(a).

               (c) Without limiting the foregoing, if the Company fails to give the Company Notice required pursuant to ss. 2.3(a) as a result of the occurrence of a Change of Control, each holder of the Notes shall have the right to require the Company to prepay, and the Company will prepay, such holder's Notes in full, together with accrued interest thereon to the date of prepayment and a premium equal to the then applicable Make-Whole Amount; provided that each holder of the Notes shall so notify the Company of its election to require the Company to prepay its Notes in accordance with this ss. 2.3(c) within 365 days after such holder has actual knowledge of any such Change of Control by overnight courier in the manner provided in ss. 9.6 hereof. Notice of any required prepayment pursuant to this ss. 2.3(c) shall be delivered by a holder of the Notes which was entitled to, but did not receive, such Company Notice to the Company after such holder has actual knowledge of such Change of Control. On the date (the "Change of Control Delayed Prepayment Date") designated in such holder's notice (which shall be not more than 60 days nor less than 30 days following the date of such holder's notice), the Company shall prepay in full all the Notes held by such holder, together with accrued interest thereon to the date of prepayment and a premium equal to the then applicable Make-Whole Amount. If the holder of any Note gives any notice pursuant to this ss. 2.3(c), the Company shall give a Company Notice within three days of receipt of such notice and identify the Change of Control Delayed Prepayment Date to all other holders of the Notes and each of such holders shall then and thereupon have the right to accept the Company's offer to prepay the Notes held by such holder and require prepayment of such Notes by delivery of a Noteholder Notice within 21 days of the date of such Company Notice; provided only that any date for prepayment of such Notes shall be the Change of Control Delayed Prepayment Date. On the Change of Control Delayed Prepayment Date, the Company shall prepay in full the Notes of each holder thereof which has accepted such offer of prepayment at a prepayment price of 100% of the outstanding principal amount of the Notes so to be prepaid and accrued interest thereon to the date of such prepayment, together with a premium equal to the applicable Make-Whole Amount determined as of the Change of Control Delayed Prepayment Date.

               (d)           For purposes of this ss. 2.3:

               "Acquiring Person" shall mean a "person" or "group of persons" within the meaning of Sections 13(d) and 14(d) of the Securities and Exchange Act of 1934, as amended.

               "Change of Control" of the Company shall mean that an Acquiring Person (other than the Russell Family) directly or indirectly becomes the beneficial owner of more than 50% of the total voting power of the Voting Stock of the Company then outstanding.

               "Russell Family" shall mean, collectively:

                             (a) the lineal descendants (including Persons who
               have been legally adopted by a lineal descendant) and the spouses of lineal descendants of Benjamin Russell (founder of the Company), and

                             (b) the Benjamin and Roberta Russell Foundation,
               Incorporated, and

                             (c) any trust directly or indirectly controlled by,
               or for the benefit of, one or more of such Persons described in clause (a) above or directly or indirectly controlled by any corporation or partnership described in clause (d) below, and

                             (d) any corporation or partnership in which voting
                control as to such entity is held, directly or indirectly, by any one or more of the Persons described in clause (a) above or by such trusts described in clause (c) above, and

                             (e) any Person acting as the executor or
                administrator of the estate or other legal representative of any Person described in clause (a) above.

               Section 2.4 Notice of Optional Prepayments. The Company will give notice of any prepayment of the Notes pursuant to ss. 2.2 to each holder thereof not less than 30 days nor more than 60 days before the date fixed for such optional prepayment specifying (a) such date, (b) the principal amount of the holder's Notes to be prepaid on such date, (c) that a premium may be payable,
(d) the date when such premium will be calculated, (e) the estimated premium, and (f) the accrued interest applicable to the prepayment. Such notice of prepayment shall also certify compliance with all requirements, if any, which are conditions precedent to any such prepayment. Notice of prepayment having been so given, the aggregate principal amount of the Notes specified in such notice, together with accrued interest thereon and the premium, if any, payable with respect thereto shall become due and payable on the prepayment date specified in said notice. Two Business Days prior to the prepayment date specified in such notice, the Company shall provide each holder of a Note written notice of the premium, if any, payable in connection with such prepayment and, whether or not any premium is payable, a reasonably detailed computation of the Make-Whole Amount.

               Section 2.5 Application of Prepayments. All partial prepayments shall be applied on all outstanding Notes ratably in accordance with the unpaid principal amounts thereof.

               Section 2.6 Direct Payment. Notwithstanding anything to the contrary contained in this Agreement or the Notes, in the case of any Note owned by you or your nominee or owned by any subsequent Institutional Holder which has given written notice to the Company requesting that the provisions of this ss.
2.6 shall apply, the Company will punctually pay, and in any event not later than 12:00 p.m. New York, New York time, when due the principal thereof, interest thereon and premium, if any, due with respect to said principal, without any presentment thereof, directly to you, to your nominee or to such subsequent Institutional Holder at your address or your nominee's address set forth in Schedule I hereto or such other address as you, your nominee or such subsequent Institutional Holder may from time to time designate in writing to the Company or, if a bank account with a United States bank is designated for you or your nominee on Schedule I hereto or in any written notice to the Company from you, from your nominee or from any such subsequent Institutional Holder, the Company will make such payments in immediately available funds to such bank account, marked for attention as indicated, or in such other manner or to such other account in any United States bank as you, your nominee or any such subsequent Institutional Holder may from time to time direct in writing. In the event any payment is received after 12:00 p.m. New York, New York time on any payment date, such payment shall be deemed to have been received on the Business Day next succeeding the date of such payment.

               Upon the payment in full of any Note held by you, your nominee or any subsequent Institutional Holder; you, your nominee or any such subsequent Institutional Holder hereby agrees to use your or its reasonable best efforts to return said Note to the Company at the address set forth in ss. 9.6 hereof.

SECTION 3.     REPRESENTATIONS.

               Section 3.1 Representations of the Company. The Company represents and warrants that all representations and warranties set forth in Exhibit B attached hereto are true and correct as of the date hereof and are incorporated herein by reference with the same force and effect as though herein set forth in full.

               Section 3.2 Representations of the Purchaser. (a) You represent as of the Closing Date, and in entering into this Agreement the Company understands, that you are acquiring the Notes for the purpose of investment and not with a view to the distribution thereof, and that you have no present intention of selling, negotiating or otherwise disposing of the Notes; it being understood, however, that the disposition of your Property shall at all times be and remain within your control.

                  (b) You further represent, as of the Closing Date, at least one of the following statements is an accurate representation as to each source of funds (a "Source") to be used to pay the purchase price of the Notes to be purchased hereunder:

                             (i) if an insurance company, the Source does not
               include assets allocated to any separate account maintained by it in which any employee benefit plan (or its related trust) has any interest, other than a separate account that is maintained solely in connection with its fixed contractual obligations under which the amounts payable, or credited, to such plan and to any participant or beneficiary of such plan (including any annuitant) are not affected in any manner by the investment performance of the separate account; or

                             (ii) the Source is either (x) an insurance company
               pooled separate account, within the meaning of Prohibited Transaction Exemption ("PTE") 90-1 (issued January 29, 1990), (y) a bank collective investment fund, within the meaning of the PTE 91-38 (issued July 12, 1991) and, except as such Purchaser shall have disclosed to the Company in writing pursuant to this clause
               (b), no employee benefit plan or group of plans maintained by the same employee organization beneficially owns more than 10% of all assets allocated to such pooled separate account or collective investment fund or (z) the Source is an insurance company general account of which the assets are such that if any of them are, or are deemed to be, assets of any Plan, the acquisition of the Notes by such Purchaser pursuant hereto is eligible for and satisfies the requirements of PTE 95-60 (issued July 12, 1995); or

                             (iii) the Source constitutes assets of an
               "investment fund" (within the meaning of Part V of PTE 84-14 managed by a "qualified professional asset manager" or "QPAM" (within the meaning of Part V of PTE 84-14), no employee benefit plan's assets that are included in such investment fund, when combined with the assets of all other employee benefit plans established or maintained by the same employer or by an affiliate (within the meaning of Section V(c)(1) of PTE 84-14) of such employer or by the same employer or by the same employee organization and managed by such QPAM, exceed 20% of the total client assets managed by such QPAM, the conditions of Part I(c) and (g) of PTE 84-14 are satisfied, neither the QPAM nor a person controlling or controlled by the QPAM (applying the definition of "control" in Section V(e) of the PTE 84-14) owns a 5% or more interest in the Company and (x) the identity of such QPAM and (y) the names of all employee benefit plans whose assets are included in such investment fund have been disclosed to the Company in writing pursuant to this paragraph (iii); or

                             (iv)           the Source is a governmental plan;
               or

                             (v) the Source is one or more employee benefit plans, or a separate account or trust fund comprised of one or more employee benefit plans, each of which has been identified to the Company in writing pursuant to this paragraph
                (v); or

                             (vi) the Source does not include assets of any employee benefit plan, other than a plan exempt from the coverage of ERISA.

As used in this paragraph, the terms "EMPLOYEE BENEFIT PLAN", "GOVERNMENTAL PLAN", "PARTY IN INTEREST" and "SEPARATE ACCOUNT" shall have the respective meanings assigned to such terms in Section 3 of ERISA.


SECTION 4.     CLOSING CONDITIONS.

               Section 4.1 Conditions. Your obligation to purchase the Notes on the Closing Date shall be subject to the performance by the Company of its agreements hereunder which by the terms hereof are to be performed at or prior to the time of delivery of the Notes and to the following further conditions precedent:

                             (a) Closing Certificate. You shall have received a
               certificate dated the Closing Date, signed by the President or a Vice President of the Company, the truth and accuracy of which shall be a condition to your obligation to purchase the Notes proposed to be sold to you and to the effect that (1) the representations and warranties of the Company set forth in Exhibit B attached hereto are true and correct on and with respect to the Closing Date, (2) the Company has performed all of its obligations hereunder which are to be performed on or prior to the Closing Date, and (3) no Default or Event of Default has occurred and is continuing.

                             (b) Legal Opinions. You shall have received from
               Bradley Arant Rose & White LLP independent counsel for the Company, an opinion dated the Closing Date, in form and substance satisfactory to you, and covering the matters set forth in Exhibit C , attached hereto.

                             (c) Company's Existence and Authority. On or prior
               to the Closing Date, you shall have received, in form and substance reasonably satisfactory to you, such documents and evidence with respect to the Company as you may reasonably request in order to establish the existence and good standing of the Company and the authorization of the transactions contemplated by this Agreement.

                             (d) Legality of Investment. The Notes to be
               purchased by you shall be a legal investment for you under the laws of each jurisdiction to which you may be subject (without resort to any so-called "basket provisions" to such laws).

                             (e) Structuring  Fee.  The  Company shall  have
               paid you by wire transfer to such account as you designate on or prior to the Closing Date a structuring fee of $25,000.

                             (f) Satisfactory Proceedings. All proceedings taken
               in connection with the transactions contemplated by this Agreement, and all documents necessary to the consummation thereof, shall be satisfactory in form and substance to you, and you shall have received a copy (executed or certified as may be appropriate) of all legal documents or proceedings taken in connection with the consummation of said transactions.

               Section 4.2 Waiver of Conditions. If on the Closing Date the Company fails to tender to you the Notes to be issued to you on such date or if the conditions specified in ss. 4.1 have not been fulfilled, you may thereupon elect to be relieved of all further obligations under this Agreement. Without limiting the foregoing, if the conditions specified in ss. 4.1 have not been fulfilled, you may waive compliance by the Company with any such condition to such extent as you may in your sole discretion determine. Nothing in this ss.
4.2 shall operate to relieve the Company of any of its obligations hereunder or to waive any of your rights against the Company.

SECTION 5.     COMPANY COVENANTS.

               From and after the Closing Date and continuing so long as any amount remains unpaid on any Note:

               Section 5.1 Corporate Existence, Etc. The Company will preserve and keep in full force and effect, and will cause each Subsidiary to preserve and keep in full force and effect, its corporate existence and all licenses and permits which, individually or in the aggregate, are material to the proper conduct of its business, provided that the foregoing shall not prevent any transaction permitted by ss. 5.12.

               Section 5.2 Insurance. The Company will maintain, and will cause each Subsidiary to maintain, insurance coverage by financially sound and reputable insurers and in such forms and amounts and against such risks as are customary for corporations of established reputation engaged in the same or a similar business and owning and operating similar properties.

               Section 5.3 Taxes, Claims for Labor and Materials; Compliance with Laws. (a) The Company will promptly pay and discharge, and will cause each Subsidiary promptly to pay and discharge, all lawful taxes, assessments and governmental charges or levies imposed upon the Company or such Subsidiary, respectively, or upon or in respect of all or any part of the Property or business of the Company or such Subsidiary, all trade accounts payable in accordance with usual and customary business terms, and all claims for work, labor or materials, which if unpaid might become a Lien upon any Property of the Company or such Subsidiary; provided the Company or such Subsidiary shall not be required to pay any such tax, assessment, charge, levy, account payable or claim if (1) the validity, applicability or amount thereof is being contested in good faith by appropriate actions or proceedings which will prevent the forfeiture or sale of any Property of the Company or such Subsidiary or any material interference with the use thereof by the Company or such Subsidiary, and (2) the Company or such Subsidiary shall set aside on its books, reserves deemed by it to be adequate with respect thereto.

               (b) The Company will promptly comply and will cause each Subsidiary to comply with all laws, ordinances or governmental rules and regulations to which it is subject including, without limitation, the Occupational Safety and Health Act of 1970, as amended, ERISA and all Environmental Laws, the violation of which could materially and adversely affect the properties, business, prospects, profits or condition (financial or otherwise) of the Company and its Subsidiaries or would result in any Lien not permitted under ss. 5.8.

               Section 5.4 Maintenance, Etc. The Company will maintain, preserve and keep, and will cause each Subsidiary to maintain, preserve and keep, its properties which are used or useful in the conduct of its business (whether owned in fee or a leasehold interest) in good repair and working order and from time to time will make all necessary repairs, replacements, renewals and additions so that at all times the efficiency thereof shall be maintained.

               Section 5.5 Nature of Business. Neither the Company nor any Subsidiary will engage in any business if, as a result, the general nature of the business, taken on a consolidated basis, which would then be engaged in by the Company and its Subsidiaries would be changed from the general nature of the business engaged in by the Company and its Subsidiaries on the date of this Agreement.

               Section 5.6 Interest Charges Coverage Ratio. The Company will keep and maintain at all times the ratio of Net Income Available for Interest Charges to Consolidated Interest Charges at not less than 2.0 to 1.0 for each elapsed Rolling Four Quarters Period.


               Section 5.7 Limitations on Debt. (a) The Company will not, and will not permit any Subsidiary to, create, assume, guarantee or otherwise incur or in any manner be or become liable in respect of any Debt, except:

                             (1) Funded Debt evidenced by the Notes;

                             (2) Funded Debt of the Company and its
               Subsidiaries outstanding as of the Closing Date and described on
               Schedule II attached hereto;

                             (3) additional Funded Debt of the Company and Debt
               of its Subsidiaries, provided that at the time of creation, issuance, assumption, guarantee or incurrence thereof and after giving effect thereto and to the application of the proceeds thereof:

                                      (i) Consolidated Funded Debt would not
                             exceed 50% of Consolidated Total Capitalization, and

                                      (ii) the sum of (A) Debt secured by Liens
                             permitted and incurred within the limitations of ss. 5.8(h) and, without duplication, (B) the aggregate amount of all Debt of Subsidiaries (other than Debt of Subsidiaries permitted by ss. 5.7(a)(5)) and (C) the aggregate amount of Attributable Debt of the Company and its Subsidiaries, would not exceed 15% of Consolidated Net Worth;

                              (4) Current Debt of the Company, provided that
               during the twelve-month period immediately preceding the date of any determination hereunder, there shall have been a period of 60 consecutive days during which (i) the Company shall have been free of all Current Debt or (ii) the largest aggregate principal amount of all Current Debt outstanding on each day of such 60-day period did not exceed the amount of additional Funded Debt which could have been issued or incurred by the Company within the limitations of ss. 5.7(a)(3) on each day of such period and which Current Debt shall during each day of such 60-day period be deemed to constitute outstanding Funded Debt for purposes of any determination of additional Funded Debt to be issued or incurred within the limitations of said ss. 5.7(a)(3); and

                              (5) Debt of a Subsidiary to the Company or to a
               Wholly-owned Subsidiary which is the parent corporation of such Subsidiary.

                         (b) The renewal, extension or refunding of any Funded Debt, issued, incurred or outstanding pursuant toss. 5.7(a) shall constitute the issuance of additional Funded Debt which is, in turn, subject to the limitations of the applicable provisions of this ss. 5.7.

                         (c) Any corporation which becomes a Subsidiary after the date hereof shall for all purposes of this ss. 5.7 be deemed to have created, assumed or incurred at the time it becomes a Subsidiary all Debt of such corporation existing immediately after it becomes a Subsidiary.

               Section 5.8 Limitation on Liens. The Company will not, and will not permit any Subsidiary to, create or incur, or suffer to be incurred or to exist, any Lien on its or their Property or assets, whether now owned or hereafter acquired, or upon any income or profits therefrom, or transfer any Property for the purpose of subjecting the same to the payment of obligations in priority to the payment of its or their general creditors, or acquire or agree to acquire, or permit any Subsidiary to acquire, any Property or assets upon conditional sales agreements or other title retention devices, except:

                              (a) Liens for Property taxes and assessments or
               governmental charges or levies and Liens securing claims or demands of mechanics and materialmen, provided that payment thereof is not at the time required by ss. 5.3;

                              (b) Liens of or resulting from any judgment or
               award not to exceed $10,000,000 in the aggregate, the time for the appeal or petition for rehearing of which shall not have expired, or in respect of which the Company or a Subsidiary shall at any time in good faith be prosecuting an appeal or proceeding for a review and in respect of which a stay of execution pending such appeal or proceeding for review shall have been secured;

                              (c) Liens incidental to the conduct of business or
               the ownership of properties and assets (including Liens in connection with worker's compensation, unemployment insurance and other like laws, warehousemen's and attorneys' liens and statutory landlords' liens) and Liens to secure the performance of bids, tenders or trade contracts, or to secure statutory obligations, surety or appeal bonds or other Liens of like general nature incurred in the ordinary course of business and not in connection with the borrowing of money, provided in each case, the obligation secured is not overdue or, if overdue, is being contested in good faith by appropriate actions or proceedings;

                             (d) minor survey exceptions or minor encumbrances,
               easements or reservations, or rights of others for rights-of-way, utilities and other similar purposes, or zoning or other restrictions as to the use of real properties, which are necessary for the conduct of the activities of the Company and its Subsidiaries or which customarily exist on properties of corporations engaged in similar activities and similarly situated and which do not in any event materially impair their use in the operation of the business of the Company and its Subsidiaries;

                             (e) Liens securing Indebtedness of a Subsidiary to
               the Company or to a Wholly-owned Subsidiary which is the parent corporation of such Subsidiary;

                             (f) Liens existing as of the Closing Date and
                described on Schedule II attached hereto;

                             (g) Liens created or incurred after the Closing
               Date given to secure the payment of the purchase price incurred in connection with the acquisition or construction of fixed assets useful and intended to be used in carrying on the business of the Company or a Subsidiary, including Liens existing on such fixed assets at the time of acquisition thereof or at the time of acquisition by the Company or a Subsidiary of any business entity then owning such fixed assets, whether or not such existing Liens were given to secure the payment of the purchase price of the fixed assets to which they attach so long as they were not incurred, extended or renewed in contemplation of such acquisition, provided that (1) the Lien shall attach solely to the fixed assets acquired or constructed, (2) such Lien shall have been created or incurred within twelve months of the date of acquisition or the date of completion of construction, (3) at the time of acquisition or construction of such fixed assets, the aggregate amount remaining unpaid on all Indebtedness secured by Liens on such fixed assets whether or not assumed by the Company or a Subsidiary shall not exceed an amount equal to the lesser of the total acquisition price or fair market value at the time of acquisition or construction of such fixed assets (as determined in good faith by the Board of Directors of the Company), (4) in the case of the creation or incurrence of any Capitalized Lease, the fixed asset which is the subject thereof if previously owned by the Company shall have been sold or otherwise disposed of within the limitations provided in ss. 5.12(b)(2), and (5) all such Debt shall have been incurred within the applicable limitations provided in ss. 5.7(a)(3) and ss. 5.7(a)(4);

                             (h) Liens created or incurred after the Closing
               Date given to secure Debt of the Company or any Subsidiary in addition to Liens permitted by the preceding clauses (a) through
               (g), inclusive, hereof, provided that all Debt secured by Liens incurred pursuant to this ss. 5.8(h) shall have been incurred within the limitations of ss. 5.7(a)(3) and ss. 5.7(a)(4); and

                             (i) any extension, renewal or replacement of any
               Lien permitted by the preceding clause (f) hereof in respect of the same Property theretofore subject to such Lien in connection with the extension, renewal or refunding of the Indebtedness secured thereby; provided that (1) such Lien shall attach solely to the same such Property, and (2) such extension, renewal or refunding of such Indebtedness shall be without increase in the principal remaining unpaid as of the date of such extension, renewal or refunding.

               Section 5.9 Limitation on Long-Term Leases. The Company will not, and will not permit any Subsidiary to, become obligated, as lessee, under any Long-Term Lease if, at the time of entering into such Long-Term Lease and after giving effect thereto, the maximum aggregate Rentals payable by the Company and all of its Subsidiaries on a consolidated basis in any fiscal year thereafter under all Long-Term Leases then outstanding would exceed 1% of Consolidated Net Worth for the immediately preceding fiscal year.


               Section 5.10 Restricted Payments. (a) The Company will not, except as hereinafter provided:

                             (1) Declare or pay any dividends, either in cash or
               Property, on any shares of its capital stock of any class (except dividends or other distributions resulting from stock splits or dividends payable solely in shares of common stock of the Company);

                             (2) Directly or indirectly, or through any
               Subsidiary, purchase, redeem or retire any shares of its capital stock of any class or any warrants, rights or options to purchase or acquire any shares of its capital stock;

                             (3) Make any other payment or distribution, either
               directly or indirectly or through any Subsidiary, in respect of its capital stock; or

                             (4) Make any payment of or in respect of the
               principal amount (including, without limitation, any prepayment premium) of any Subordinated Funded Debt of the Company or any Subsidiary, except a payment at final maturity, payments of required sinking fund or required periodic prepayments, all as established by the original terms of such Subordinated Funded Debt;

(such declarations or payments of dividends, purchases, redemptions or retirements of capital stock and warrants, rights or options and all such other payments, prepayments, redemptions, purchases or distributions being herein collectively called "Restricted Payments"), if after giving effect thereto the sum of (i) the aggregate amount of Restricted Payments made during the period from and after July 4, 1992 to and including the date of the making of the Restricted Payment in question, plus (ii) the aggregate amount of all Restricted Investments made by the Company or any Subsidiary during said period would exceed the sum of (A) $150,000,000 plus (B) 50% of Consolidated Net Income for each of the elapsed fiscal quarters computed on a cumulative basis for said entire period (or if Consolidated Net Income for any such fiscal quarter is a deficit figure, then minus 100% of such deficit) plus (C) the aggregate net cash proceeds received by the Company from the issuance and sale of shares of capital stock of the Company, whether original issuances or from treasury, during such period.

               (b) The Company will not declare any dividend which constitutes a Restricted

Payment payable more than 60 days after the date of declaration thereof.

               (c) For the purposes of this ss. 5.10, the amount of any Restricted Payment declared, paid or distributed in Property shall be deemed to be the greater of the book value or fair market value (as determined in good faith by the Board of Directors of the Company) of such Property at the time of the making of the Restricted Payment in question.

               (d) The Company will not authorize or make a Restricted Payment if after giving effect to the proposed Restricted Payment: (1) a Default or Event of Default would exist or (2) the Company could not incur at least $1.00 of additional Funded Debt pursuant toss. 5.7(a)(3).

               Section 5.11 Investments. The Company will not, and will not permit any Subsidiary to, make any Investments, other than:

                             (a) Investments by the Company and its
               Subsidiaries existing as of the Closing Date and described on
               Schedule II attached hereto;

                             (b) Investments by the Company and its Subsidiaries
               in and to Subsidiaries 80% or more (by number of votes) of the Voting Stock of which is beneficially owned, directly or indirectly, by the Company, including any Investment in a corporation which, after giving effect to such Investment, will become a Subsidiary 80% or more (by number of votes) of the Voting Stock of which is beneficially owned, directly or indirectly, by the Company;

                             (c) Investments in commercial paper maturing in 270
               days or less from the date of issuance which, at the time of acquisition by the Company or any Subsidiary, is rated not lower than "A-1" by Standard & Poor's Corporation and not lower than "P-1" by Moody's Investors Service, Inc.;

                             (d) Investments in direct obligations of the United
               States of America or any agency or instrumentality of the United States of America, the payment or guarantee of which constitutes a full faith and credit obligation of the United States of America, in either case, maturing in twelve months or less from the date of acquisition thereof;

                             (e) Investments in certificates of deposit maturing
               within one year from the date of issuance thereof, issued by (1) a bank or trust company organized under the laws of the United States or any state thereof, having, at the time of acquisition thereof by the Company or a Subsidiary, capital, surplus and undivided profits aggregating at least $100,000,000 and whose long-term certificates of deposit are, at the time of acquisition thereof by the Company or a Subsidiary, rated AA or better by Standard & Poor's Corporation and Aa or better by Moody's Investors Service, Inc. or (2) any banking subsidiary of Wachovia Corporation, AmSouth Bancorporation, SunTrust Banks, Inc., SouthTrust Corporation, Regions Financial Corporation, The Chase Manhattan Bank, Synovus Financial Corporation, and Aliant National Corporation or any Person who succeeds to all, or substantially all, of the assets and business of any thereof;

                             (f) Investments in variable rate demand bonds
               maturing or with optional puts
               within one year or less from the date of acquisition thereof, which, at the time of acquisition by the Company or any Subsidiary, are rated not lower than "A" or "A-1" by Standard & Poor's Corporation and not lower than "A2" or "P-1" by Moody's Investors Service, Inc.;

                             (g) loans or advances in the usual and ordinary
               course of business to officers, directors and employees for expenses (including moving expenses related to a transfer) incidental to carrying on the business of the Company or any Subsidiary; provided that the amount of all such loans or advances permitted pursuant to this ss. 5.11(g) shall not at any one time exceed $3,000,000 in the aggregate; and

                             (h) other Investments (in addition to those
               permitted by the foregoing provisions of this ss. 5.11), provided that (1) all such other Investments shall have been made out of funds available for Restricted Payments which the Company or any Subsidiary would then be permitted to make in accordance with the provisions of ss. 5.10, (2) after giving effect to such other Investments, no Default or Event of Default would exist and (3) the Company would be permitted by the provisions of ss. 5.7(a)(3) to incur at least $1.00 of additional Funded Debt.

               In valuing any Investments for the purpose of applying the limitations set forth in this ss. 5.11, such Investments shall be taken at the original cost thereof, without allowance for any subsequent write-offs or appreciation or depreciation therein, but less any amount repaid, recovered or received on account of capital or principal.

               For purposes of this ss. 5.11, at any time when a corporation becomes a Subsidiary, all Investments of such corporation at such time shall be deemed to have been made by such corporation, as a Subsidiary, at such time.

               Section 5.12 Mergers, Consolidations and Sales of Assets. (a) The Company will not, and will not permit any Subsidiary to, consolidate with or be a party to a merger with any other corporation, or sell, lease or otherwise dispose of all or substantially all of its assets; provided that:

                             (1) any Subsidiary may merge or consolidate with or
               into, or sell, lease or otherwise dispose of all or substantially all of its assets to, the Company or any other Subsidiary the percentage ownership by the Company of which shall be greater than or equal to the percentage ownership by the Company of the Subsidiary being merged or consolidated or all or substantially all of the assets of which are being sold, leased or otherwise disposed of, so long as (i) in any merger or consolidation involving the Company, the Company shall be the surviving or continuing corporation and (ii) in any sale, lease or other disposition, after giving effect to such sale, lease or other disposition, (A) no Default or Event of Default would exist and
               (B) the Company would be permitted by the provisions of ss. 5.7(a)(3) to incur at least $1.00 of additional Funded Debt;

                             (2) the Company may consolidate with or merge into
               any other corporation if (i) the Company is the surviving corporation or (ii)(A) the corporation which results from such consolidation or merger (the "surviving corporation") is organized under the laws of any State of the United States or the District of Columbia and
               (B) the due and punctual payment of the principal of and premium, if any, and interest on all of the Notes, according to their tenor, and the due and punctual performance and observation of all of the covenants in the Notes and this Agreement to be performed or observed by the Company are expressly assumed in writing by the surviving corporation and the surviving corporation shall furnish the holders of the Notes an opinion of counsel satisfactory to the holders of at least 66-2/3% in aggregate principal amount of the Notes then outstanding to the effect that the instrument of assumption has been duly authorized, executed and delivered and constitutes the legal, valid and binding contract and agreement of the surviving corporation enforceable in accordance with its terms and which opinion may contain exceptions and qualifications as are customary in similar transactions and (iii) at the time of such consolidation or merger and immediately after giving effect thereto, (A) no Default or Event of Default would exist and (B) the surviving corporation would be permitted by the provisions of ss. 5.7(a)(3) to incur at least $1.00 of additional Funded Debt;

                             (3) any corporation may merge into the Company if
               at the time of such merger and immediately after giving effect thereto, (i) no Default or Event of Default would exist and (ii) the Company would be permitted by the provisions of ss. 5.7(a)(3) to incur at least $1.00 of additional Funded Debt; and

                             (4) the Company may sell or otherwise dispose of
               all or substantially all of its assets (other than stock and Indebtedness of a Subsidiary, which may only be sold or otherwise disposed of pursuant to ss. 5.12(c)) to any Person for consideration which represents the fair market value (as determined in good faith by the Board of Directors of the Company, a copy of which determination certified by the Secretary or an Assistant Secretary of the Company shall have been furnished to the holders of the Notes) at the time of such sale or other disposition if (i) the acquiring Person is a corporation organized under the laws of any State of the United States or District of Columbia, (ii) the due and punctual payment of the principal of and premium, if any, and interest on all the Notes, according to their tenor, and the due and punctual performance and observance of all of the covenants in the Notes and in this Agreement to be performed or observed by the Company are expressly assumed in writing by the acquiring corporation and the acquiring corporation shall furnish the holders of the Notes an opinion of counsel satisfactory to the holders of at least 66-2/3% in aggregate principal amount of the Notes then outstanding to the effect that the instrument of assumption has been duly authorized, executed and delivered and constitutes the legal, valid and binding contract and agreement of such acquiring corporation enforceable in accordance with its terms and which opinion may contain exceptions and qualifications as are customary in similar transactions, and (iii) at the time of such sale or disposition and immediately after giving effect thereto,
               (A) no Default or Event of Default would exist and (B) the acquiring corporation would be permitted by the provisions of ss. 5.7(a)(3) to incur at least $1.00 of additional Funded Debt.

               (b) The Company will not, and will not permit any Subsidiary to, sell, lease, transfer, abandon or otherwise dispose of, assets (except assets sold, leased, transferred, abandoned or otherwise disposed of in the ordinary course of business and, except with respect to inventory sold in the ordinary course of business, for fair market value or as provided in ss. 5.12(a)(4)); provided that the foregoing restrictions do not apply to:

                             (1) the sale, lease, transfer or other disposition
               of assets of a Subsidiary to the Company or a Wholly-owned Subsidiary; or

                             (2) the sale, lease, transfer or other disposition
               of such assets for cash or other Property to a Person or Persons other than an Affiliate (which Affiliate is not a Subsidiary) if all of the following conditions are met:

                                      (i) such assets (valued at the greater of
                             fair market value or net book value) do not, together with all other assets of the Company and its Subsidiaries previously disposed of during the same fiscal year, exceed 10% of Consolidated Total Assets;

                                      (ii) the determination to sell, lease,
                             transfer or otherwise dispose of such assets was made in accordance with policies approved by the Board of Directors of the Company or such Subsidiary; and

                                      (iii) immediately after the consummation
                             of the transaction and after giving effect thereto,
                             (A) no Default or Event of Default would exist, and
                             (B) the Company would be permitted by the provisions of ss. 5.7(a)(3) to incur at least $1.00 of additional Funded Debt.


               Computations pursuant to this ss. 5.12(b) shall include dispositions made pursuant to ss. 5.12(c) and computations pursuant to ss. 5.12(c) shall include dispositions made pursuant to this ss. 5.12(b).

               (c) The Company will not, and will not permit any Subsidiary to, sell, pledge or otherwise dispose of any shares of the stock (including as "stock" for the purposes of this Section any options or warrants to purchase stock or other Securities exchangeable for or convertible into stock) of a Subsidiary (said stock, options, warrants and other Securities herein called "Subsidiary Stock") or sell, pledge or otherwise dispose of any Indebtedness of any Subsidiary, nor will any Subsidiary issue, sell, pledge or otherwise dispose of any shares of its own Subsidiary Stock, provided that the foregoing restrictions do not apply to:

                             (1) the issue of directors qualifying shares; or

                             (2) the issue of Subsidiary Stock to the Company
               or a Wholly-owned Subsidiary; and

                             (3) the sale or other disposition to a Person
               (other than directly or indirectly to an Affiliate) of any shares of Subsidiary Stock or Indebtedness of any Subsidiary if all of the following conditions are met:

                                      (i) such assets (valued at the greater of
                             fair market value or net book value) of the Subsidiary do not, together with all other assets of the Company and its Subsidiaries previously disposed of during the same fiscal year (other than in the ordinary course of business), exceed 10% of Consolidated Total Assets;

                                      (ii) the determination to sell or
                             otherwise dispose of such assets was made in accordance with policies approved by the Board of Directors of the Company or such Subsidiaries;

                                      (iii) in the case of a sale of any
                             Subsidiary Stock of a Wholly-owned Subsidiary to a Person other than the Company or another Wholly-owned Subsidiary, immediately after the consummation of the transaction and after giving effect thereto, all Debt of any other Subsidiary (of which such previously Wholly-owned Subsidiary is the parent corporation) then held by such previously Wholly-owned Subsidiary shall be deemed to be Debt to be created or incurred by the Company and its other Subsidiaries within the limitations of ss. 5.7(a)(3);

                                      (iv) in the case of a sale of any
                             Indebtedness of any Subsidiary, immediately after the consummation of the transaction and after giving effect thereto, all Debt of such Subsidiary then held by Persons other than the Company or any Wholly-owned Subsidiary which is the parent corporation of such Subsidiary shall be deemed to be Debt to be created or incurred by such Subsidiary within the limitations of ss. 5.7(a)(3);

                                      (v) in the case of a sale of Indebtedness
                             or other Investments in a Subsidiary, immediately after the consummation of the transaction and after giving effect thereto, all Indebtedness and other Investments in such Subsidiary held by the Company and its other Subsidiaries shall be deemed to be Investments to be made or created within the limitations of ss. 5.11; and

                                      (vi) immediately after the consummation of
                             the transaction and after giving effect thereto,
                             (A) no Default or Event of Default would exist, and
                             (B) the Company would be permitted by the provisions of ss. 5.7(a)(3) to incur at least $1.00 of additional Funded Debt.


               Computations pursuant to this ss. 5.12(c) shall include dispositions made pursuant to ss. 5.12(b) and computations pursuant to ss. 5.12(b) shall include dispositions made pursuant to this ss. 5.12(c).

               Section 5.13 Guaranties. The Company will not, and will not permit any Subsidiary to, become or be liable in respect of any Guaranty except Guaranties by the Company or any Subsidiary incurred in compliance with the provisions ss. 5.7(a)(3) and ss. 5.7(a)(4) which are limited in amount to a stated maximum dollar exposure or Guaranties by the Company which constitute Guaranties of obligations incurred by any Subsidiary in compliance with the provisions of ss. 5.7(a)(3).

               Section 5.14 Repurchase of Notes. Neither the Company nor any Subsidiary or Affiliate, directly or indirectly, may repurchase or make any offer to repurchase any Notes unless an offer has been made to repurchase Notes, pro rata, from all holders of the Notes at the same time and upon the same terms. In case the Company or any Subsidiary or Affiliate repurchases or otherwise acquires any Notes, such Notes shall immediately thereafter be cancelled and no Notes shall be issued in substitution therefor. Without limiting the foregoing, upon the purchase or other acquisition of any Notes by the Company, any Subsidiary or any Affiliate, such Notes shall no longer be outstanding for purposes of any section of this Agreement relating to the taking by the holders of the Notes of any actions with respect hereto, including, without limitation, ss. 6.3, ss. 6.4 and ss. 7.1.

               Section 5.15 Transactions with Affiliates. The Company will not, and will not permit any Subsidiary to, enter into or be a party to any transaction or arrangement with any Affiliate (including, without limitation, the purchase from, sale to or exchange of Property with, or the rendering of any service by or for, any Affiliate) which transaction or arrangement is material to the Company or such Subsidiary, except in the ordinary course of and pursuant to the reasonable requirements of the Company's or such Subsidiary's business and upon fair and reasonable terms no less favorable to the Company or such Subsidiary than would obtain in a comparable arm's-length transaction with a Person other than an Affiliate.

               Section 5.16 Multiemployer Plan Liability and Termination of Pension Plans. The Company will not and will not permit any ERISA Affiliate to withdraw from any Multiemployer Plan if such withdrawal could result in withdrawal liability (as described in Part l of Subtitle E of Title W of ERISA) which could materially and adversely affect the properties, business, prospects, profits or condition (financial or otherwise) of the Company. The Company and any ERISA Affiliate will not permit any employee benefit plan maintained by it to be terminated if such termination could result in the imposition of a Lien on any property of the Company or any ERISA Affiliate pursuant to Section 4068 of ERISA.

               Section 5.17 Reports and Rights of Inspection. The Company will keep, and will cause each Subsidiary to keep, proper books of record and account in which full and correct entries will be made of all dealings or transactions of, or in relation to, the business and affairs of the Company or such Subsidiary, in accordance with GAAP consistently applied (except for changes disclosed in the financial statements furnished to you pursuant to this ss. 5.17 and concurred in by the independent public accountants referred to in ss. 5.17(b) hereof), and will furnish to you so long as you are the holder of any Note and to each other Institutional Holder of the then outstanding Notes (in duplicate if so specified below or otherwise requested):

                              (a) Quarterly Statements. As soon as available and
               in any event within 45 days after the end of each quarterly fiscal period (except the last) of each fiscal year, copies of:

                                      (1) a consolidated balance sheet of the
                             Company and its Subsidiaries as of the close of such quarterly fiscal period, setting forth in comparative form the consolidated figures for the corresponding period of the preceding fiscal year,

                                      (2) a consolidated statement of income of
                             the Company and its

                             Subsidiaries for such quarterly fiscal period and for the portion of the fiscal year ending with such quarterly fiscal period, in each case setting forth in comparative form the consolidated figures for the corresponding periods of the preceding fiscal year,

                                      (3) a consolidated statement of cash flows
                             of the Company and its Subsidiaries for the portion of the fiscal year ending with such quarterly fiscal period, setting forth in comparative form the consolidated figures for the corresponding period of the preceding fiscal year, and

                                      (4) a consolidated statement of
                             stockholders' equity of the Company and its Subsidiaries for the portion of the fiscal year ending with such quarterly fiscal period, setting forth in comparative form the consolidated figures for the corresponding period of the preceding fiscal year, all in reasonable detail and certified as complete and correct by an authorized financial officer of the Company;

               (b) Annual Statements. As soon as available and in any event within 90 days after the close of each fiscal year of the Company, copies of:

                                      (1) a consolidated balance sheet of the
               Company and its Subsidiaries as of the close of such fiscal year,

                                      (2) a consolidated statement of income of
               the Company and its Subsidiaries for such fiscal year,

                                      (3)   a consolidated statement of cash
               flows of the Company and its Subsidiaries for such fiscal year, and

                                      (4)   a consolidated statement of
               stockholders' equity of the Company and its Subsidiaries for such fiscal year,

               in each case setting forth in comparative form the consolidated figures for the preceding fiscal year, all in reasonable detail and accompanied by a report thereon of a firm of independent public accountants of recognized national standing selected by the Company, containing an opinion unqualified as to scope limitations imposed by the Company, unqualified as to the Company being a going concern and otherwise without qualification except as therein noted, to the effect that the consolidated financial statements present fairly, in all material respects, the consolidated financial position of the Company and its Subsidiaries as of the end of the fiscal year being reported on and the consolidated results of the operations and cash flows for said year in conformity with GAAP and that the examination of such accountants in connection with such financial statements has been conducted in accordance with generally accepted auditing standards and included such tests of the accounting records and such other auditing procedures as said accountants deemed necessary in the circumstances;

                             (c) Audit Reports. Promptly upon receipt thereof,
               one copy of each interim or special audit made by independent accountants of the books of the Company or any Subsidiary and any management letter received from such accountants in connection with such interim or special audits;

                             (d) SEC and Other Reports. Promptly upon their
               becoming available, one copy of each financial statement, report, notice or proxy statement sent by the Company to stockholders generally and of each regular or periodic report, and any registration statement or prospectus filed by the Company or any Subsidiary with any securities exchange or the Securities and Exchange Commission or any successor agency (other than Registration Statements on Form S-8 relating to employee benefit plans);

                             (e) ERISA Reports. Promptly upon the occurrence
               thereof, written notice of (1) a Reportable Event with respect to any Plan; (2) the institution of any steps by the Company, any ERISA Affiliate, the PBGC or any other Person to terminate any Plan; (3) the institution of any steps by the Company or any ERISA Affiliate to withdraw from any Plan; (4) a non-exempt "prohibited transaction" within the meaning of Section 406 of ERISA in connection with any Plan; (5) any material increase in the contingent liability of the Company or any Subsidiary with respect to any post-retirement welfare liability; or (6) the taking of any action by, or the threatening of the taking of any action by, the Internal Revenue Service, the Department of Labor or the PBGC with respect to any of the foregoing;

                             (f) Officer's Certificates. Within the periods
               provided in paragraphs (a) and (b) above, a certificate of the chief financial officer of the Company stating that such officer has reviewed the provisions of this Agreement and setting forth:
               (1) the information and computations (in sufficient detail) required in order to establish whether the Company was in compliance with the requirements of ss. 5.6 through ss. 5.13 at the end of the period covered by the financial statements then being furnished, and (2) whether there existed as of the date of such financial statements and whether, to the best of such officer's knowledge, there exists on the date of the certificate or existed at any time during the period covered by such financial statements any Default or Event of Default and, if any such condition or event exists on the date of the certificate, specifying the nature and period of existence thereof and the action the Company is taking and proposes to take with respect thereto;

                             (g) Accountant's Certificates. Within the period
               provided in paragraph (b) above, a certificate of the accountants who render an opinion with respect to such financial statements, stating that they have reviewed this Agreement, stating that they have reviewed the computations made by the Company in connection with the requirements of ss. 5.17(f) and whether or not they concur with the results of such computations, and stating further whether, in making their audit, such accountants have become aware of any Default or Event of Default under any of the terms or provisions of this Agreement insofar as any such terms or provisions pertain to or involve accounting matters or determinations, and if any such condition or event then exists, specifying the nature and period of existence thereof;

                             (h) Material Litigation. Promptly after the Company
               shall have knowledge thereof, written notice of any proceedings pending against the Company or any Subsidiary in any court or before any governmental authority or arbitration board or tribunal which involve the possibility of materially affecting adversely the properties, business, prospects, profits or condition (financial or otherwise) of the Company and its Subsidiaries; and

                             (i) Requested Information. With reasonable
               promptness, such other financial data and information or other information necessary to demonstrate compliance with the terms and provisions of this Agreement as you or any such Institutional Holder may reasonably request.

Without limiting the foregoing, the Company will permit you, so long as you are the holder of any Note, and each Institutional Holder of the then outstanding Notes (or such Persons as either you or such Institutional Holder may designate), to visit and inspect, under the Company's guidance, any of the properties of the Company or any Subsidiary, to examine all of their books of account, records, reports and other papers, to make copies and extracts therefrom and to discuss their respective affairs, finances and accounts with their respective officers, employees, and independent public accountants (and by this provision the Company authorizes said accountants to discuss with you the finances and affairs of the Company and its Subsidiaries) all at such reasonable times and as often as may be reasonably requested. Any visitation shall be at the sole expense of you or such Institutional Holder unless a Default or Event of Default shall have occurred and be continuing, or if the holder of any Note or of any other evidence of Indebtedness of the Company or any Subsidiary gives any written notice or takes any other action with respect to a claimed default, in which case, any such visitation or inspection shall be at the sole expense of the Company.

SECTION 6.     EVENTS OF DEFAULT AND REMEDIES THEREFOR.

               Section 6.1 Events of Default. Any one or more of the following shall constitute an "Event of Default" as such term is used herein:

                             (a) Default shall occur in the payment of interest
               on any Note when the same shall have become due and such default shall continue for more than five days; or

                             (b) Default shall occur in the making of any
               required prepayment on any of the Notes as provided in ss. 2.1;
               or

                             (c) Default shall occur in the making of any other
               payment of the principal of any Note or premium, if any, thereon at the expressed or any accelerated maturity date or at any date fixed for prepayment; or

                             (d) Default shall occur in the observance or
               performance of any covenant or agreement contained in ss. 5.7 through ss. 5.13; or

                             (e) Default shall occur in the observance or
               performance of any covenant or
               agreement contained in ss. 5.6 and such default shall continue for more than ten days; or

                             (f) Default shall occur in the observance or
               performance of any other provision of this Agreement which is not remedied within 30 days after the earlier of (1) the day on which a Responsible Officer of the Company first obtains knowledge of such default, or (2) the day on which written notice thereof is given to the Company by the holder of any Note; or

                             (g) Default shall be made in the payment when due
               (whether by lapse of time, by declaration, by call for redemption or otherwise) of the principal of or interest on any Indebtedness for borrowed money (other than the Notes) of the Company or any Subsidiary aggregating $10,000,000 or more or of any amount due pursuant to any Interest Rate Protection Agreement the termination amount of which is equal to $3,000,000 or more and such default shall continue beyond the period of grace, if any, allowed with respect thereto; or

                             (h) Default or the happening of any event shall
               occur under any indenture, agreement or other instrument under which any Indebtedness for borrowed money (other than the Notes) of the Company or any Subsidiary aggregating $10,000,000 or more may be issued or under any Interest Rate Protection Agreement the termination amount of which is equal to $3,000,000 or more and such default or event shall continue for a period of time sufficient to permit the acceleration of the maturity of any Indebtedness for borrowed money of the Company or any Subsidiary outstanding thereunder; or

                             (i) Any representation or warranty made by the
               Company herein, or made by the Company in any statement or certificate furnished by the Company in connection with the consummation of the issuance and delivery of the Notes or furnished by the Company pursuant hereto, is untrue in any material respect as of the date of the issuance or making thereof; or

                             (j) Final judgment or judgments for the payment of
               money aggregating in excess of $10,000,000 is or are outstanding against the Company or any Subsidiary or against any Property or assets of either and any one of such judgments has remained unpaid, unvacated, unbonded or unstayed for a period of 10 days from the expiration of all appeals; or

                             (k) A custodian, liquidator, trustee or receiver
               is appointed for the Company or any Subsidiary or for the major part of the Property of either and is not discharged within 60 days after such appointment; or

                             (l) The Company or any Subsidiary becomes insolvent
               or bankrupt, is generally not paying its debts as they become due or makes an assignment for the benefit of creditors, or the Company or any Subsidiary applies for or consents to the appointment of a custodian, liquidator, trustee or receiver for the Company or such Subsidiary or for the major part of the Property of either; or

                             (m) Bankruptcy, reorganization, arrangement or
               insolvency proceedings, or other proceedings for relief under any bankruptcy or similar law or laws for the relief of debtors, are instituted by or against the Company or any Subsidiary and, if instituted against the Company or any Subsidiary, are consented to or are not dismissed within 60 days after such institution.

               Section 6.2 Notice to Holders. When any Event of Default described in the foregoing ss. 6.1 has occurred, or if the holder of any Note or of any other evidence of indebtedness for borrowed money of the Company gives any notice or takes any other action with respect to a claimed default, the Company agrees to give notice within three Business Days of such event to all holders of the Notes then outstanding.

               Section 6.3 Acceleration of Maturities. When any Event of Default described in paragraph (a), (b) or (c) of ss. 6.1 has happened and is continuing, any holder of any Note may, by notice in writing sent in the manner provided in ss. 9.6 hereof to the Company, declare the entire principal and all interest accrued on such Note to be, and such Note shall thereupon become forthwith due and payable, without any presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived. When any Event of Default described in paragraphs (a) through (j), inclusive, of said ss. 6.1 has happened and is continuing, the holder or holders of more than 50% of the principal amount of Notes at the time outstanding may, by notice in writing in the manner provided in ss. 9.6 to the Company, declare the entire principal and all interest accrued on all Notes to be, and all Notes shall thereupon become, forthwith due and payable, without any presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived. When any Event of Default described in paragraph (k), (l) or (m) of ss. 6.1 has occurred, then all outstanding Notes shall immediately become due and payable without presentment, demand or notice of any kind. Upon the Notes becoming due and payable as a result of any Event of Default as aforesaid, the Company will forthwith pay to the holders of the Notes the entire principal and interest accrued on the Notes and, to the extent not prohibited by applicable law, an amount as liquidated damages for the loss of the bargain evidenced hereby (and not as a penalty) equal to the Make-Whole Amount, determined as of the date on which the Notes shall so become due and payable. No course of dealing on the part of the holder or holders of any Notes nor any delay or failure on the part of any holder of Notes to exercise any right shall operate as a waiver of such right or otherwise prejudice such holder's rights, powers and remedies. The Company further agrees, to the extent permitted by law, to pay to the holder or holders of the Notes all costs and expenses incurred by them in the collection of any Notes upon any Default hereunder or thereon, including reasonable compensation to such holder's or holders' attorneys for all services rendered in connection therewith.

               Section 6.4 Rescission of Acceleration. The provisions of ss. 6.3 are subject to the condition that if the principal of and accrued interest on all or any outstanding Notes have been declared immediately due and payable by reason of the occurrence of any Event of Default described in paragraphs (a) through (l), inclusive, of ss. 6.1, the holders of 66-2/3% in aggregate principal amount of the Notes then outstanding may, by written instrument filed with the Company, rescind and annul such declaration and the consequences thereof, provided that at the time such declaration is annulled and rescinded:

                             (a) no judgment or decree has been entered for the
               payment of any monies due pursuant to the Notes or this Agreement;

                             (b) all arrears of interest upon all the Notes and
               all other sums payable under the Notes and under this Agreement (except any principal, interest or Make-Whole Amount on the Notes which has become due and payable solely by reason of such declaration under ss. 6.3) shall have been duly paid; and

                             (c) each and every Default and Event of Default
               shall have been made good, cured or waived pursuant to ss. 7.1;

and provided further, that no such rescission and annulment shall extend to or affect any subsequent Default or Event of Default or impair any right consequent thereto.

SECTION 7.     AMENDMENTS, WAIVERS AND CONSENTS.

               Section 7.1 Consent Required. Any term, covenant, agreement or condition of this Agreement may, with the consent of the Company, be amended or compliance therewith may be waived (either generally or in a particular instance and either retroactively or prospectively), if the Company shall have obtained the consent in writing of the holders of at least 66-2/3% in aggregate principal amount of the Notes then outstanding; provided that without the written consent of the holders of all of the Notes then outstanding, no such amendment or waiver shall be effective (a) which will change the time of payment (including any prepayment required by ss. 2.1) of the principal of or the interest on any Note or change the principal amount thereof or change the rate of interest thereon, or (b) which will change the time of payment or method of calculation of the premium, if any, on any Note, or (c) which will change any of the provisions with respect to optional prepayments, or (d) which will change the percentage of holders of the Notes required to consent to any such amendment or waiver of any of the provisions of this ss. 7 or ss. 6 or (e) which will change any of the provisions of ss. 5.14 or ss. 7.2.

               Section 7.2 Solicitation of Holders. So long as there are any Notes outstanding, the Company will not solicit, request or negotiate for or with respect to any proposed waiver or amendment of any of the provisions of this Agreement or the Notes unless each holder of Notes (irrespective of the amount of Notes then owned by it) shall be informed thereof by the Company and shall be afforded the opportunity of considering the same and shall be supplied by the Company with such information as the Company reasonably believes would be necessary to enable each holder to make an informed decision with respect thereto. The Company will not, directly or indirectly, pay or cause to be paid any remuneration, whether by way of supplemental or additional interest, fee or otherwise, to any holder of Notes as consideration for or as an inducement to entering into by any holder of Notes of any waiver or amendment of any of the terms and provisions of this Agreement or the Notes unless such remuneration is concurrently offered, on the same terms, ratably to the holders of all Notes then outstanding. Promptly and in any event within 30 days of the date of execution and delivery of any such waiver or amendment, the Company shall provide a true, correct and complete copy thereof to each of the holders of the Notes.

               Section 7.3 Effect of Amendment or Waiver. Any such amendment or waiver shall apply equally to all of the holders of the Notes and shall be binding upon them, upon each future holder of any Note and upon the Company, whether or not such Note shall have been marked to indicate such amendment or waiver. No such amendment or waiver shall extend to or affect any obligation not expressly amended or waived or impair any right consequent thereon.

SECTION 8.     INTERPRETATION OF AGREEMENT; DEFINITIONS.

               Section 8.1 Definitions. Unless the context otherwise requires, the terms hereinafter set forth when used herein shall have the following meanings and the following definitions shall be equally applicable to both the singular and plural forms of any of the terms herein defined:

               "Acquiring Person" shall have the meaning set forth in ss.
2.3(d).

               "Affiliate" shall mean (a) the executive officers and directors of the Company and (b) any Person (other than a Wholly-owned Subsidiary) (1) which directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, the Company, (2) which beneficially owns or holds 5% or more of any class of the Voting Stock of the Company or (3) 5% or more of the Voting Stock (or in the case of a Person which is not a corporation, 5% or more of the equity interest) of which is beneficially owned or held by the Company or a Subsidiary. The term "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of Voting Stock, by contract or otherwise.


               "Attributable Debt" shall mean the face amount of accounts or notes receivable sold, pledged or otherwise transferred by the Company or any Subsidiary in respect of any Receivables Financing.

               "Board of Directors" of any Person shall mean the board of directors of such Person and any executive committee of such board to the extent, but only to the extent, such executive committee shall be authorized by the board of directors of such Person to take any action in lieu of such board.

               "Business Day" shall mean any day other than a Saturday, Sunday or other day on which banks in Birmingham, Alabama or New York, New York are required by law to close.

               "Called Principal" shall mean, with respect to any Note, the principal of such Note that is to be prepaid pursuant to ss. 2.2 or ss. 2.3 or is declared to be immediately due and payable pursuant to ss. 6.3, as the context requires.

               "Capitalized Lease" shall mean any lease the obligation for Rentals with respect to which is required to be capitalized on a consolidated balance sheet of the lessee and its subsidiaries in accordance with GAAP or, if not so capitalized, for which the amounts of the asset and liability (had such lease been capitalized) would at such time be so required to be disclosed in a note to such a balance sheet.

               "Capitalized Rentals" of any Person shall mean as of the date of any determination thereof the amount at which the aggregate Rentals due and to become due under all Capitalized Leases under which such Person is a lessee would be reflected as a liability on a consolidated balance sheet or disclosed in a note to such consolidated balance sheet of such Person.

               "Change of Control" shall have the meaning set forth in ss.
2.3(d).

               "Closing Date" shall have the meaning set forth in ss. 1.2.

               "Code" shall mean the Internal Revenue Code of 1986, as amended, and the regulations from time to time promulgated thereunder.

               "Company" shall mean Russell Corporation, an Alabama corporation, and any Person who succeeds to all, or substantially all, of the assets and business of Russell Corporation.

               "Competitor" shall mean the Sara Lee Corporation, or any subsidiary or affiliate thereof, or a corporation or entity primarily engaged in the textile or apparel manufacturing business or which is a member of an affiliated group that derives more than 20% of its total revenues from the textile or apparel manufacturing business or any Plan of any thereof.

               "Consolidated Funded Debt" shall mean as of the date of any determination thereof all Funded Debt of the Company and its Subsidiaries, determined on a consolidated basis after eliminating intercompany items.

               "Consolidated Interest Charges" shall mean all Interest Charges on all Indebtedness of the Company and its Subsidiaries, determined on a consolidated basis after eliminating intercompany items.

               "Consolidated Net Income" for any period shall mean the gross revenues of the Company and its Subsidiaries for such period less all expenses and other proper charges (including taxes on income), determined on a consolidated basis after eliminating earnings or losses attributable to outstanding Minority Interests, but excluding in any event:

                             (a) net earnings and losses of any Subsidiary
               accrued prior to the date it became a Subsidiary;

                             (b) net earnings and losses of any corporation
               (other than a Subsidiary), substantially all the assets of which have been acquired in any manner by the Company or any Subsidiary, realized by such corporation prior to the date of such acquisition;

                             (c) net earnings and losses of any corporation
               (other than a Subsidiary) with which the Company or a Subsidiary shall have consolidated or which shall have merged into or with the Company or a Subsidiary prior to the date of such consolidation or merger;

                             (d) net earnings of any business entity (other than
               a Subsidiary) in which the

               Company or any Subsidiary has an ownership interest unless such net earnings shall have actually been received by the Company or such Subsidiary in the form of cash distributions;

                             (e) any portion of the net earnings of any
               Subsidiary which for any reason is unavailable for payment of dividends to the Company or any other Subsidiary; and

                             (f) any other extraordinary gain (net of the
               related tax expense).

               "Consolidated Net Worth" shall mean as of the date of any determination thereof the amount of the capital stock accounts (net of treasury stock at cost and Redeemable Preferred Stock) plus (or minus, in the case of a deficit) the surplus and retained earnings of the Company and its Subsidiaries, consolidated in accordance with GAAP and after deducting any Minority Interests in such Subsidiaries.

               "Consolidated Total Assets" shall mean as of the date of any determination thereof the total amount of all assets of the Company and its Subsidiaries consolidated in accordance with GAAP and after deducting any Minority Interests in such Subsidiaries.

               "Consolidated Total Capitalization" shall mean as of the date of any determination thereof the sum of (a) Consolidated Funded Debt and (b) Consolidated Net Worth.

               "Current Debt" of any Person shall mean as of the date of any determination thereof (a) all Indebtedness of such Person for borrowed money other than Funded Debt of such Person and (b) Guaranties by such Person of Current Debt of others.

               "Debt" of any Person shall mean as of the date of any determination thereof the sum of all (a) Current Debt and (b) Funded Debt of such Person.

               "Default" shall mean any event or condition the occurrence of which would, with the lapse of time or the giving of notice, or both, constitute an Event of Default.

               "Discounted Value" shall mean, with respect to the Called Principal of any Note, the amount obtained by discounting all Remaining Scheduled Payments with respect to such Called Principal from their respective scheduled due dates to the Settlement Date with respect to such Called Principal, in accordance with accepted financial practice and at a discount factor (as converted to reflect the periodic basis on which interest on such Note is payable, if payable other than on a semi-annual basis) equal to the Reinvestment Yield with respect to such Called Principal.

               "Environmental Law" shall mean any international, Federal, state or local statute, law, regulation, order, consent decree, judgment, permit, license, code, covenant, deed restriction, common law, treaty, convention, ordinance or other requirement relating to public health, safety or the environment, including, without limitation, those relating to releases, discharges or emissions to air, water, land or groundwater, to the withdrawal or use of groundwater, to the use and handling of polychlorinated biphenyls or asbestos, to the disposal, treatment, storage or management of hazardous or solid waste, or Hazardous Substances or crude oil, or any fraction thereof, or to exposure to toxic or hazardous materials, to the handling, transportation, discharge or release of gaseous or liquid Hazardous Substances and any regulation, order, notice or demand issued pursuant to such law, statute or ordinance, in each case applicable to the Property of the Company and its Subsidiaries or the operation, construction or modification of any thereof, including without limitation the following: the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976 and the Hazardous and Solid Waste Amendments of 1984, the Hazardous Materials Transportation Act, as amended, the Federal Water Pollution Control Act, as amended by the Clean Water Act of 1976, the Safe Drinking Water Control Act, the Clean Air Act of 1966, as amended, the Toxic Substances Control Act of 1976, the Occupational Safety and Health Act of 1977, as amended, the Emergency Planning and Community Right-to-Know Act of 1986, the National Environmental Policy Act of 1975, the Oil Pollution Act of 1990 and any similar or implementing state law, and any state statute and any further amendments to these laws providing for financial responsibility for cleanup or other actions with respect to the release or threatened release of Hazardous Substances or crude oil, or any fraction thereof and all rules, regulations, guidance documents and publications promulgated thereunder.

               "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended, and any successor statute of similar import, together with the regulations thereunder, in each case as in effect from time to time. References to sections of ERISA shall be construed to also refer to any successor sections.

               "ERISA Affiliate" shall mean any corporation, trade or business that is, along with the Company, a member of a controlled group of corporations or a controlled group of trades or businesses, as described in section 414(b) and 414(c), respectively, of the Code or Section 4001 of ERISA.

               "Event of Default" shall have the meaning set forth in ss. 6.1.

               "Funded Debt" of any Person shall mean, without duplication, (a) all Indebtedness of such Person for borrowed money or which has been incurred in connection with the acquisition of assets in each case having a final maturity of one or more than one year from the date of origin thereof (or which is renewable or extendible at the option of the obligor for a period or periods more than one year from the date of origin), including all payments in respect thereof that are required to be made within one year from the date of any determination of Funded Debt, whether or not the obligation to make such payments shall constitute a current liability of the obligor under GAAP, (b) all Capitalized Rentals of such Person, (c) all Guaranties by such Person of Funded Debt of others and (d) all Redeemable Preferred Stock of such Person.

               "Funding Subsidiary" shall have the meaning set forth in ss. 9.7.

               "GAAP" shall mean United States generally accepted accounting principles as in effect at the time.

               "Guaranties" by any Person shall mean all obligations (other than endorsements in the ordinary course of business of negotiable instruments for deposit or collection) of such Person guaranteeing, or in effect guaranteeing, any Indebtedness, dividend or other obligation of any other Person (the "primary obligor") in any manner, whether directly or indirectly, including, without limitation, all obligations incurred through an agreement, contingent or otherwise, by such Person: (a) to purchase such Indebtedness or obligation or any Property or assets constituting security therefor, (b) to advance or supply funds (1) for the purchase or payment of such Indebtedness or obligation, (2) to maintain working capital or other balance sheet condition or otherwise to advance or make available funds for the purchase or payment of such Indebtedness or obligation, (c) to lease Property or to purchase Securities or other Property or services primarily for the purpose of assuring the owner of such Indebtedness or obligation of the ability of the primary obligor to make payment of the Indebtedness or obligation, or (d) otherwise to assure the owner of the Indebtedness or obligation of the primary obligor against loss in respect thereof. For the purposes of all computations made under this Agreement, a Guaranty in respect of any Indebtedness for borrowed money shall be deemed to be Indebtedness equal to the principal amount of such Indebtedness for borrowed money which has been guaranteed, and in Guaranty in respect of any other obligation or liability or any dividend shall be deemed to be Indebtedness equal to the maximum aggregate amount of such obligation, liability or dividend.

               "Hazardous Substance" shall mean any hazardous or toxic material, substance or waste, pollutant or contaminant which is regulated under any statute, law, ordinance, rule or regulation of any local, state, regional or Federal authority having jurisdiction over the Property of the Company and its Subsidiaries or its use, including but not limited to any material, substance or waste which is: (a) defined as a hazardous substance under Section 311 of the Federal Water Pollution Control Act (33 U.S.C. ss. 1317) as amended; (b) regulated as a hazardous waste under Section 1004 or Section 3001 of the Federal Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act (42 U.S.C. ss. 6901 et seq.), as amended; (c) defined as a hazardous substance under Section 101 of the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. ss. 9601 et seq.), as amended, or (d) defined or regulated as a hazardous substance or hazardous waste under any rules or regulations promulgated under any of the foregoing statutes.

               "Indebtedness" of any Person shall mean and include all obligations of such Person which in accordance with GAAP shall be classified upon a balance sheet of such Person as liabilities of such Person, and in any event shall include, without limitation, all (a) obligations of such Person for borrowed money or which has been incurred in connection with the acquisition of Property or assets, (b) obligations secured by any Lien upon Property or assets owned by such Person, even though such Person has not assumed or become liable for the payment of such obligations, (c) obligations created or arising under any conditional sale or other title retention agreement with respect to Property acquired by such Person, notwithstanding the fact that the rights and remedies of the seller, lender or lessor under such agreement in the event of default are limited to repossession or sale of such Property, (d) Capitalized Rentals, (e) Guaranties of obligations of others of the character referred to in this definition and (f) Redeemable Preferred Stock.

               "Institutional Holder" shall mean any of the following Persons:
(a) any bank, savings and
loan association, savings institution, trust company or national banking association, acting for its own account or in a fiduciary capacity, (b) any charitable foundation, (c) any insurance company, (d) any fraternal benefit society, (e) any pension, retirement or profit sharing trust or fund within the meaning of Title I of ERISA or for which any bank, trust company, national banking association or investment adviser registered under the Investment Advisers Act of 1940, as amended, is acting as trustee or agent, (f) any investment company or business development company, as defined in the Investment Company Act of 1940, as amended, (g) any small business investment company licensed under the Small Business Investment Act of 1958, as amended, (h) any broker or dealer registered under the Securities Exchange Act of 1934, as amended, or any investment adviser registered under the Investment Adviser Act of 1940, as amended, (i) any government, any public employees' pension or retirement system, or any other government agency supervising the investment of public funds, (j) any other entity all of the equity owners of which are Institutional Holders or (k) any other Person which may be within the definition of "qualified institutional buyer" as such term is used in Rule 144A, as from time to time in effect, promulgated under the Securities Act of 1933, as amended.

               "Interest Charges" for any period shall mean all interest and all amortization of debt discount and expense on any particular Indebtedness for which such calculations are being made (including, without limitation, payment-in-kind, zero coupon and other like Securities and the interest component of Rentals on Capitalized Leases).

               "Investments" shall mean all investments, in cash or by delivery of Property made, directly or indirectly in any Person, whether by acquisition of shares of capital stock, Indebtedness or other obligations or Securities or by loan, advance, capital contribution or otherwise; provided that "Investments" shall not mean or include (a) routine investments in Property to be used or consumed in the ordinary course of business or (b) receivables arising from the sale of goods and services in the ordinary course of business.

               "Interest Rate Protection Agreement" shall mean any agreement, device or arrangement designed to protect at least one of the parties thereto from the fluctuations of interest rates, exchange rates or forward rates applicable to such party's assets, liabilities or exchange transactions, including, without limitation, dollar-denominated or cross-currency interest rate exchange agreements, forward currency exchange agreements, dollar protection agreements, interest rate cap agreements, interest rate collar agreements, forward rate currency or interest rate options, puts or warrants.

               "Lien" shall mean any interest in Property securing an obligation owed to, or a claim by, a Person other than the owner of the Property, whether such interest is based on the common law, statute or contract, and including but not limited to the security interest lien arising from a mortgage, encumbrance, pledge, conditional sale or trust receipt or a lease, consignment or bailment for security purposes. The term "Lien" shall include reservations, exceptions, encroachments, easements, rights-of-way, covenants, conditions, restrictions, leases and other title exceptions and encumbrances (including, with respect to stock, stockholder agreements, voting trust agreements, buy-back agreements and all similar arrangements) affecting property. For the purposes of this Agreement, the Company or a Subsidiary shall be deemed to be the owner of any Property which it has acquired or holds subject to a conditional sale agreement,

Capitalized Lease or other arrangement pursuant to which title to the Property has been retained by or vested in some other Person for security purposes and such retention or vesting shall constitute a Lien.

               "Long-Term Lease" shall mean any lease of real or personal Property (other than a lease relating to data processing equipment not to exceed $5,000,000 in aggregate total cost and a Capitalized Lease) having an original term, including any period for which the lease may be renewed or extended at the option of the lessor, of more than three years.

               "Make-Whole Amount" shall mean, with respect to any Note, an amount equal to the excess, if any, of the Discounted Value of the Called Principal of such Note over the sum of (i) such Called Principal plus (ii) interest accrued thereon as of (including interest due on) the Settlement Date with respect to such Called Principal. The Make-Whole Amount shall in no event be less than zero.

               "Minority Interests" shall mean any shares of stock of any class of a Subsidiary (other than directors' qualifying shares as required by law) that are not owned by the Company and/or one or more of its Subsidiaries. Minority Interests shall be valued by valuing Minority Interests constituting preferred stock at the voluntary or involuntary liquidating value of such preferred stock, whichever is greater, and by valuing Minority Interests constituting common stock at the book value of capital and surplus applicable thereto adjusted, if necessary, to reflect any changes from the book value of such common stock required by the foregoing method of valuing Minority Interests in preferred stock.

               "Multiemployer Plan" shall have the same meaning as in ERISA.

               "Net Income Available for Interest Charges" for any period shall mean the sum of (a) Consolidated Net Income during such period plus (to the extent deducted in determining Consolidated Net Income), (b) all provisions for any Federal, state or other income taxes made by the Company and its Subsidiaries during such period and (c) Consolidated Interest Charges during such period.

               "Notes" shall have the meaning set forth in ss. 1.1.

               "Overdue Rate" shall mean the lesser of (a) the maximum rate permitted by applicable law and (b) the greater of (1) 8.65% per annum or (2) 2% plus the rate which The Bank of New York, New York, New York announces from time to time as its prime lending rate, as in effect from time to time.

               "PBGC" shall mean the Pension Benefit Guaranty Corporation and any entity succeeding to any or all of its functions under ERISA.

               "Person" shall mean an individual, partnership, corporation, trust or unincorporated organization, and a government or agency or political subdivision thereof.

               "Plan" shall mean a "pension plan," as such term is defined in ERISA, established or maintained by the Company or any ERISA Affiliate or as to which the Company or any ERISA Affiliate contributed or is a member or otherwise may have any liability.

               "Property" shall mean any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible.

               "Receivables Financing" shall mean any transaction pursuant to which funds are advanced to the Company or any Subsidiary in exchange for which the Company or any of its Subsidiaries sell, pledge or otherwise dispose of any notes or accounts receivable other than such a transaction (i) between the Company and a Subsidiary pursuant to which funds are advanced to the Subsidiary by the Company or (ii) between a Subsidiary and a Wholly-owned Subsidiary which is the parent of such Subsidiary pursuant to which funds are advanced to the Subsidiary by such parent.

               "Redeemable Preferred Stock" shall mean any class or series of capital stock of a Person which class or series of capital stock is entitled to preference or priority over other classes or series of capital stock of such Person in respect of voting rights, the payment of dividends or the distribution of assets upon liquidation and which preferred stock is redeemable by such Person.

               "Reinvestment Yield" shall mean, with respect to the Called Principal of any Note, the yield to maturity implied by (i) the yields reported, as of 10:00 A.M. (New York City local time) on the Business Day next preceding the Settlement Date with respect to such Called Principal, on the display designated as "Page 678" on the Telerate Service (or such other display as may replace page 678 on the Telerate Service) for actively traded U.S. Treasury securities having a maturity equal to the Remaining Average Life of such Called Principal as of such Settlement Date, or if such yields shall not be reported as of such time or the yields reported as of such time shall not be ascertainable,
(ii) the Treasury Constant Maturity Series yields reported, for the latest day for which such yields shall have been so reported as of the Business Day next preceding the Settlement Date with respect to such Called Principal, in Federal Reserve Statistical Release H.15 (519) (or any comparable successor publication) for actively traded U.S. Treasury securities having a constant maturity equal to the Remaining Average Life of such Called Principal as of such Settlement Date. Such implied yield shall be determined, if necessary, by (a) converting U.S. Treasury bill quotations to bond-equivalent yields in accordance with accepted financial practice and (b) interpolating linearly between yields reported for various maturities.

               "Remaining Average Life" shall mean, with respect to the Called Principal of any Note, the number of years (calculated to the nearest one-twelfth year) obtained by dividing (i) such Called Principal into (ii) the sum of the products obtained by multiplying (a) each Remaining Scheduled Payment of such Called Principal (but not of interest thereon) by (b) the number of years (calculated to the nearest one-twelfth year) which will elapse between the Settlement Date with respect to such Called Principal and the scheduled due date of such Remaining Scheduled Payment.

               "Remaining Scheduled Payments" shall mean, with respect to the Called Principal of any Note, all payments of such Called Principal and interest thereon that would be due on or after the Settlement Date with respect to such Called Principal if no payment of such Called Principal were made prior to its scheduled due date.

               "Rentals" shall mean and include as of the date of any determination thereof all fixed payments (including as such all payments which the lessee is obligated to make to the lessor on termination of the lease or surrender of the Property) payable by the Company or a Subsidiary, as lessee or sublessee under a lease of Property, but shall be exclusive of any amounts required to be paid by the Company or a Subsidiary (whether or not designated as rents or additional rents) on account of maintenance, repairs, insurance, taxes and similar charges. Fixed rents under any so-called "percentage leases" shall be computed solely on the basis of the minimum rents, if any, required to be paid by the lessee regardless of sales volume or gross revenues.

               "Reportable Event" shall have the same meaning as in ERISA.

               "Responsible Officer" shall mean the Chief Executive Officer, the Chief Financial Officer, the Chief Operating Officer, if any, the President or the Treasurer of the Company.

               "Restricted Investments" shall mean all Investments, other than Investments described in clauses (a) through (h) of ss. 5.11.

               "Restricted Payments" shall have the meaning set forth in ss.
5.10.

               "Rolling Four Quarters Period" shall mean a period of four consecutive fiscal quarters treated as a single accounting period.

               "Russell Family" shall have the meaning set forth in ss. 2.3(d).

               "Security" shall have the same meaning as in Section 2(l) of the Securities Act of 1933, as amended.

               "Settlement Date" shall mean, with respect to the Called Principal of any Note, the date on which such Called Principal is to be prepaid pursuant to ss. 2.2 or ss. 2.3 or is declared to be immediately due and payable pursuant to ss. 6.3, as the context requires.

               "Subordinated Funded Debt" shall mean all Funded Debt of the Company (a) which has a final maturity later than August 28, 2007, (b) which is not subject to repayment prior to August 28, 2007 whether by means of a sinking fund, periodic maturities, required prepayments or other analogous payments or otherwise, (c) which by its express terms prohibits optional prepayments in whole and in part on or prior to August 28, 2007 and (d) which is at all times evidenced by a written instrument or instruments containing subordination provisions acceptable to the holders of 66-2/3% in aggregate principal amount of the Notes then outstanding, providing for the subordination thereof to other Funded Debt of the Company, including, without limitation, to the Notes.

               The term "subsidiary" shall mean as to any particular parent corporation any corporation of which more than 50% (by number of votes) of the Voting Stock shall be beneficially owned, directly or indirectly, by such parent corporation. The term "Subsidiary" shall mean a subsidiary of the Company.

               "Subsidiary Stock" shall have the meaning set forth in ss.
5.12(c).

               "Voting Stock" shall mean Securities of any class or classes, the holders of which are ordinarily, in the absence of contingencies, entitled to elect a majority of the corporate directors (or Persons performing similar functions).

               "Wholly-owned" when used in connection with any Subsidiary shall mean a Subsidiary of which all of the issued and outstanding shares of stock (including as "stock" for purposes of this definition any options or warrants to purchase stock or other Securities exchangeable for or convertible into stock) (except shares required as directors' qualifying shares) shall be owned by the Company and/or one or more of its Wholly-owned Subsidiaries.

               Section 8.2 Accounting Principles. Where the character or amount of any asset or liability or item of income or expense is required to be determined or any consolidation or other accounting computation is required to be made for the purposes of this Agreement, the same shall be done in accordance with GAAP, to the extent applicable, except where such principles are inconsistent with the requirements of this Agreement.

               Section 8.3 Directly or Indirectly. Where any provision in this Agreement refers to action to be taken by any Person, or which such Person is prohibited from taking, such provision shall be applicable whether the action in question is taken directly or indirectly by such Person.


SECTION 9.     MISCELLANEOUS.

               Section 9.1 Registered Notes. The Company shall cause to be kept at its principal office a register for the registration and transfer of the Notes, and the Company will register or transfer or cause to be registered or transferred, as hereinafter provided any Note issued pursuant to this Agreement

               At any time and from time to time the holder of any Note which has been duly registered as hereinabove provided may transfer such Note to any Person other than a Competitor upon surrender thereof at the principal office of the Company duly endorsed or accompanied by a written instrument of transfer duly executed by the registered holder of such Note or its attorney duly authorized in writing and containing a notation on such Note of the date to which interest has been paid thereon and of the amount of any prepayments made on account of the principal thereof.

               The Person in whose name any Note shall be registered shall be deemed and treated as the owner and holder thereof for all purposes of this Agreement. Payment of or on account of the principal, premium, if any, and interest on any Note shall be made to or upon the written order of such registered holder.

               Section 9.2 Exchange of Notes. At any time and from time to time, upon not less than ten days' notice to that effect given by the holder of any Note initially delivered or of any Note substituted therefor pursuant to ss. 9.1, this ss. 9.2 or ss. 9.3, and, upon surrender of such Note at its office, the Company will deliver in exchange therefor, without expense to such holder, except as set forth below, a Note for the same aggregate principal amount as the then unpaid principal amount of the Note so surrendered, or Notes in the minimum denomination of $1,000,000 (or such lesser amount as shall constitute 100% of the Notes of such holder) or any amount in excess thereof as such holder shall specify, dated as of the date to which interest has been paid on the Note so surrendered or, if such surrender is prior to the payment of any interest thereon, then dated as of the date of issue, registered in the name of such Person or Persons as may be designated by such holder, and otherwise of the same form and tenor as the Notes so surrendered for exchange. The Company may require the payment of a sum sufficient to cover any stamp tax or governmental charge imposed upon such exchange or transfer.

               Section 9.3 Loss, Theft, Etc. of Notes. Upon receipt of evidence satisfactory to the Company of the loss, theft, mutilation or destruction of any Note, and in the case of any such loss, theft or destruction upon delivery of a bond of indemnity in such form and amount as shall be reasonably satisfactory to the Company, or in the event of such mutilation upon surrender and cancellation of the Note, the Company will make and deliver without expense to the holder thereof, a new Note, of like tenor, in lieu of such lost, stolen, destroyed or mutilated Note. If the Purchaser or any subsequent Institutional Holder having a net worth of $50,000,000 or more is the owner of any such lost, stolen or destroyed Note, then the affidavit of an authorized officer of such owner, setting forth the fact of loss, theft or destruction and of its ownership of such Note at the time of such loss, theft or destruction shall be accepted as satisfactory evidence thereof and no further indemnity shall be required as a condition to the execution and delivery of a new Note other than the written agreement of such owner to indemnify the Company.

               Section 9.4 Expenses, Stamp Tax Indemnity. Whether or not the transactions herein contemplated shall be consummated, the Company agrees to pay directly all of your out-of-pocket expenses in connection with the preparation, execution and delivery of this Agreement and the transactions contemplated hereby, and all such expenses relating to any amendment, waivers or consents pursuant to the provisions hereof (whether or not the same are actually executed and delivered), including, without limitation, any amendments, waivers, or consents resulting from any work-out, renegotiation or restructuring relating to the performance by the Company of its obligations under this Agreement and the Notes. The Company also agrees that it will pay and save you harmless against any and all liability with respect to stamp and other taxes, if any, which may be payable or which may be determined to be payable in connection with the execution and delivery of this Agreement or the Notes, whether or not any Notes are then outstanding. The Company agrees to protect and indemnify you against any liability for any and all brokerage fees and commissions payable or claimed to be payable to any Person authorized by the Company in connection with the transactions contemplated by this Agreement.

               Section 9.5 Powers and Rights Not Waived; Remedies Cumulative. No delay or failure on the part of the holder of any Note in the exercise of any power or right shall operate as a waiver thereof; nor shall any single or partial exercise of the same preclude any other or further exercise thereof, or the exercise of any other power or right, and the rights and remedies of the holder of any Note are cumulative to, and are not exclusive of, any rights or remedies any such holder would otherwise have.

               Section 9.6 Notices. All communications provided for hereunder shall be in writing and, if to you, delivered or mailed prepaid by registered or certified mail or overnight air courier, or by facsimile communication, in each case addressed to you at your address appearing on Schedule I to this Agreement or such other address as you or the subsequent holder of any Note initially issued to you may designate to the Company in writing, and if to the Company, delivered or mailed by registered or certified mail or overnight air courier, or by facsimile communication, to the Company at 755 Lee Street, P.O. Box 272, Alexander City, Alabama 35011-0272, Attention: Chief Financial Officer or to such other address as the Company may in writing designate to you or to a subsequent holder of the Note initially issued to you; provided, however, that a notice to you by overnight air courier shall only be effective if delivered to you at a street address designated for such purpose in Schedule I, and a notice to you by facsimile communication shall only be effective if made by confirmed transmission to you at a telephone number designated for such purpose in
Schedule I and a copy of such facsimile communication is delivered to you by overnight air courier on the next succeeding Business Day, or, in either case, as you or a subsequent holder of any Note initially issued to you may designate to the Company in writing.

               Section 9.7 Reproduction of Documents. This Agreement and all documents relating hereto, including, without limitation, (a) consents, waivers, and modifications which may hereafter be executed, (b) documents received by you at the closing of your purchase of the Notes (except the Notes themselves), and
(c) financial statements, certificates and other information previously or hereafter furnished to you, may be reproduced by you by any photographic, photostatic, microfilm, micro-card, miniature photographic or other similar process and you may destroy any original documents so reproduced. The Company agrees and stipulates that any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding (whether or not the original is in existence and whether or not such reproduction was made by you in the regular course of business) and that any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence.

               Section 9.8 Successors and Assigns. This Agreement shall be binding upon the Company and its successors and assigns and shall inure to your benefit and to the benefit of your successors and assigns, including each successive holder or holders of any Notes and this Agreement shall be binding upon you and your successors and assigns and it shall inure to the benefit of the Company and its successors and assigns.

               Section 9.9 Survival of Covenants and Representations. All covenants, representations and warranties made by the Company herein and in any certificates delivered pursuant hereto, whether or not in connection with the Closing Date, shall survive the closing and the delivery of this Agreement and the Notes and all representations and warranties made by you herein shall survive the Closing Date and delivery of this Agreement and the Notes.

               All covenants, representations and warranties made by the Company in connection herewith shall be deemed to have been relied upon by you notwithstanding any investigation heretofore or hereafter made by you or on your behalf.

               Section 9.10 Severability. Should any part of this Agreement for any reason be declared invalid or unenforceable, such decision shall not affect the validity or enforceability of any remaining portion, which remaining portion shall remain in force and effect as if this Agreement had been executed with the invalid or unenforceable portion thereof eliminated and it is hereby declared the intention of the parties hereto that they would have executed the remaining portion of this Agreement without including therein any such part, parts or portion which may, for any reason, be hereafter declared invalid or unenforceable.


               Section 9.11 Governing Law. This Agreement and the Notes issued and sold hereunder shall be governed by and construed in accordance with the laws of the State of New Jersey.

               Section 9.12 Captions. The descriptive headings of the various Sections or parts of this Agreement are for convenience only and shall not affect the meaning or construction of any of the provisions hereof.


                            [Signature Page Follows]

               The execution hereof by you shall constitute a contract between us for the uses and purposes hereinabove set forth, and this Agreement may be executed in any number of counterparts, each executed counterpart constituting an original but all together only one agreement.

                                        RUSSELL CORPORATION



                                        By:
                                           ----------------------------------
                                        Its:
                                           ----------------------------------


Accepted as of August 28, 1997.

                                        THE PRUDENTIAL INSURANCE
                                            COMPANY OF AMERICA


                                        By:
                                           ----------------------------------
                                            Vice President

                                   SCHEDULE I
                               PURCHASER SCHEDULE


                                                                                          Aggregate
                                                                                          Principal
                                                                                          Amount of
                                                                                          Notes to be                      Note
                                                                                          Purchased                  Denomination(s)
                                                                                          ------------               ---------------
THE PRUDENTIAL INSURANCE COMPANY
OF AMERICA                                                                                $125,000,000                 $125,000,000

(1) All payments on account of Notes held by such purchaser shall be made by wire transfer of immediately available funds for credit to:

         Account No. 890-0304-391
         The Bank of New York
         New York, New York
         (ABA No.: 021-000-018)

         Each such wire transfer shall set forth the name of the Company, a reference to "6.65% Senior Notes due 2007, Security No. !Inv. 5705!, and the due date and application (as among principal, interest and Make-Whole Amount) of the payment being made.

(2)      Address for all notices relating to payments:

         The Prudential Insurance Company of America
         c/o Prudential Capital Group
         Three Gateway Center, 12th Floor
         100 Mulberry Street
         Newark, New Jersey 07102-4077

         Attention:  Manager, Investment Operations Group

(3)      Address for all other communications and notices:

         The Prudential Insurance Company of America
         c/o Prudential Capital Group
         4200 Ross Ave, Suite 4200E
         Dallas,  Texas  75201
         Attention:  Managing Director

                                   SCHEDULE I
                               (to Note Agreement)

(4)      Recipient of telephone prepayment notices:

         Manager, Investment Structure and Pricing
         (201) 802-7398
         (201) 802-6432 (facsimile)

(5)      Tax Identification No.: 22-1211670

                   DESCRIPTION OF CURRENT DEBT, FUNDED DEBT,
                    LONG-TERM LEASES, LIENS AND INVESTMENTS

1. Current Debt of the Company and its Subsidiaries outstanding as of July 6, 1997 is as follows:


      DEBT HOLDER                     AMOUNT

AmSouth Bank                      $ 44,700,000
Aliant Bank                          4,150,000
Wachovia Bank & Trust               75,000,000
SunTrust Bank, Atlanta(1)           45,283,600
Chase Manhattan Bank                49,300,000
                                  ------------

    Total Current Debt            $218,433,600
                                  ============

(1) $20,283,600 of the amount outstanding represents debt for Russell Corp. U.K., Ltd. which is denominated in (pound) (pound) 12,000,000 @ 1.6903 (pound)/$ = $20,283,600.



2. Funded Debt (other than Capitalized Rentals) of the Company and its Subsidiaries outstanding on the Closing Date is as follows:

          DEBT HOLDER                                AMOUNT

Prudential Insurance Co. (6.78%)                 $100,000,000
Prudential Insurance Co. (8.83%)                   32,200,000
Allstate Life Insurance (6.72%)                    25,714,285
Connecticut General Life Insurance (6.72%)         21,428,571
Teachers Insurance & Annuity (6.72%)               17,142,858
Trust Company Bank                                 75,000,000
Compass Bank - DeSoto Mills (6.95%)                   103,886
                                                 ------------
    Total Funded Debt                            $271,589,600
                                                 ============


                                   SCHEDULE II
                              (to Note Agreement)

3. Long-Term Leases of the Company and its Subsidiaries outstanding on the Closing Date are as follows:




           LESSOR                                                               DESCRIPTION


Central Plaza Properties                                           Cross Creek Outlet, Mt. Airy, NC
Clyde E. Turner                                                    Cross Creek Hillsville, VA plant
The Venture Properties Development, Inc.                           Cross Creek North Wilkesboro, VA plant
Stone/Snyder General Partnership                                   Baltimore, MD sales office
Westerville Center                                                 Westerville, OH sales office
Certified, Inc.                                                    Snellville, GA sales office
Dermody Industrial Group                                           Sparks, NV warehouse*
The Rebiero Corporation                                            Reno, NV sales office
Ben Chen                                                           Santa Ana, CA sales office
City of Alexander City                                             Alexander City, AL hangar
Mid-Georgia Landholdings, Inc.                                     Atlanta, GA sourcing office
Montgomery Warehouses, LLC                                         Montgomery, AL warehouse
Parkway Tower Associates                                           Dallas, TX sales office
Prentiss Properties Acquisition Partners, L.P.                     Dallas, TX sales office
Helmsley-Spear, Inc.                                               New York, NY sales office
Emerald Real Estate Investments, LLC                               Atlanta, GA sales office
The Irvine Company                                                 Irvine, CA sales office*
Pelmad Corporation                                                 Miami, FL sales office and warehouse
Fitzpatrick Family Partners, Ltd.                                  Montgomery, AL plant
155th East 50th Company                                            New York, NY apartment
L.A.W. (Ladd Engineering)                                          Ft. Payne, AL warehouse
Irby C. Harris                                                     Ft. Payne, AL warehouse
SH & S Partnership                                                 Bentonville, AR sales office
Town of Columbia                                                   Columbia, AL plant
Town of Slocomb                                                    Slocomb, AL plant
Charter Oaks                                                       Valdosta, GA outlet store
                                                                   Foley, AL outlet store
Horizon Outlet Center                                              Traverse City, MI outlet store
R.R. Park City, Inc.                                               Park City, UT outlet store
Marco Island Partners                                              Marco Island, FL outlet store
SOS Associates, Ltd.                                               Sarasota, FL outlet store
Castle Rock Factory Shops
Limited Partnership                                                Castle Rock, CO outlet store
Colonial Realty Limited Partnership                                Columbus, GA outlet store
Dalton Factory Stores                                              Dalton, GA outlet store
Wigwam Outlet Stores, L.L.C                                        Goodyear, AZ outlet store
Retail Developers Ltd.                                             Boaz, AL outlet store
Slidell Factory Outlets, Ltd.                                      Slidell, LA outlet store
Ohio Factory Shops Partnership                                     Jeffersonville, OH outlet store
New Plan Factory Malls, Inc.                                       Branson, MO outlet store

Tanger Properties Limited Partnership                              Pigeon Forge, TN outlet store
                                                                   Riverhead, NY outlet store
                                                                   Locust Grove, GA outlet store
                                                                   Branson MO outlet store
                                                                   Commerce, GA outlet store
                                                                   San Marcos, TX outlet store
Orlando Outlet World, Ltd.                                         Orlando, FL outlet store
New Plan Realty Trust                                              St. Augustine, FL outlet store
                                                                   Osage Beach, MO outlet store
Benderson 85-1 Trust                                               Sedona, AZ outlet store
Nags Head Associates Limited Partnership                           Nags Head, NC outlet store
Waccamaw Factory Stores                                            Myrtle Beach SC outlet store
Factory Stores of America, Inc.                                    Nashville, TN outlet store
Williams Investment Company                                        Adel, GA outlet store
The Cordish Company                                                Ocean City, MD outlet store
Flatwoods Factory Outlet Stores, Inc.                              Flatwoods, WV outlet store
USA Factory Stores, Inc.                                           Opelika, AL outlet store
Inmobiliaria Hondurena
  del Valle, S.A. de C.V                                           Choloma, Honduras plant
Dica Comercio Adminsitacao
  e Empreendimentos Ltda.                                          Sao Paulo, Brazil sales office
Maria da Graca Nogueira Barone                                     Sao Paulo, Brazil apartment
Jet Forward Development Limited                                    Kowloon, Hong Kong sales office
Dazooby Investments Pty. Ltd.                                      Melbourne, Australia sales office and warehouse
David Smith Packaging                                              West Lothian, Scotland warehouse
West Lothian Council                                               West Lothian, Scotland warehouse
Urbanizadora                                                       Alicante, Spain sales office
Denical, S.A                                                       Alicante, Spain apartment
Novotel Corporation                                                Krefeld, Germany sales office
Eurobail Company                                                   Paris, France sales office
Elettomeccanica Lampredi Srl                                       Scandicci, Italy sales office
MS-Medox                                                           Prague, Czech Republic sales office
Europaint                                                          Ternat, Belgium sales office and warehouse#
                                                                   London, England sales office*
Orbit Investments                                                  Wilmslow, England sales office#
Nestle Company                                                     Richmond-Surrey, England sales office#
Inmobiliaria Mirabel Sa De                                         Mexico City, Mexico sales office
Mrs. Luba Clement                                                  San Juan del Rio, Mexico distribution center
Arrendadora Valle de Oro                                           San Juan del Rio, Mexico warehouse
Mrs. Graciela Garcia Galva                                         San Juan del Rio, Mexico warehouse
Mr. Mauricio Perez Hagg                                            San Juan del Rio, Mexico warehouse

* Property subleased to third party.
# Currently negotiating termination.

4. Capitalized Leases of the Company and its Subsidiaries outstanding on the Closing Date are as follows:


                DEBT HOLDER                             AMOUNT

Industrial Development Board of Geneva, AL            $2,575,000
Industrial Development Board of Columbia, AL           2,575,000
Industrial Development Board of Ashland, AL            1,800,000
                                                      ----------

    Total Capital Leases                              $6,950,000
                                                      ==========


5. Liens securing Indebtedness of the Company and its Subsidiaries existing on the Closing Date are as follows:


                DEBT HOLDER                             AMOUNT

Industrial Development Board of Geneva, AL            $2,575,000
Industrial Development Board of Columbia, AL           2,575,000
Industrial Development Board of Ashland, AL            1,800,000
                                                      ----------
    Total Liens                                       $6,950,000
                                                      ==========

6. Investments of the Company in the Subsidiaries outstanding on the Closing Date are as follows:


    INVESTMENTS IN SUBSIDIARIES:                  AMOUNT

Cross Creek Apparel, Inc.                    $ 40,832,622.20
Russell Corp, U.K., Ltd.                       53,215,329.02
Russell Athletic, Inc.                          7,545,200.06
Russell Development Corporation                 3,916,384.06
Russell Athletic West                           3,315,936.77
Habersham Mills                                 3,325,465.00
Russell Mill Stores, Inc.                          86,634.33
Alexander City Flying Service, Inc.                62,486.28
DeSoto Mills, Inc.                             10,145,437.99
Russell Mexico S.A. de C.V                      5,039,011.22
Russell CZ s.r.o                                   15,237.50
Russell Foreign Sales, Ltd.                              -0-
Russell Spain, S.L                                  4,404.24
Russell Corp. Australia PTY.LTD                 4,997,066.39
Russell Germany                                    17,717.93
Russell Far East                                    1,294.00
Russell Brazil                                  1,939,000.00
Russell Honduras                                    5,101.00
Russell Japan                                      95,075.12
                                             ---------------
    Total Investments                        $134,559,402.80
                                             ===============

                                  SCHEDULE III
                          SUBSIDIARIES OF THE COMPANY


                                                                         PERCENTAGE OF VOTING
                                                                        STOCK OWNED BY COMPANY
                                               JURISDICTION OF             AND EACH OTHER
    NAME OF SUBSIDIARY                          INCORPORATION                 SUBSIDIARY
   --------------------                        ---------------          ----------------------

Cross Creek Apparel, Inc.                       North Carolina                    100%

Eagle R Holdings Limited                        United Kingdom                    100%

Russell Corp. UK, Ltd.                          United Kingdom                    100%

Citygate Textiles Limited                       United Kingdom                    100%

Russell Athletic, Inc.                             Georgia                        100%

Russell Mills Stores, Inc.                         Delaware                       100%

Russell Athletic West, Inc.                         Nevada                        100%

Habersham Mills                                    Georgia                        100%

Alexander City Flying                              Alabama                        100%
Service, Inc.

Russell Development                                Georgia                        100%
Corporation

DeSoto Mills, Inc.                                 Georgia                        100%

Russell Germany, GmbH                              Germany                        100%

Russell France SARL                                 France                        100%

Russell Spain, S.L.                                 Spain                         100%

Russell Italy Srl                                   Italy                         100%

Russell Corp. Canada Ltd.                           Canada                        100%

Russell CZ s.r.o                                Czech Republic                    100%

Russell Corp. Far East, Ltd.                      Hong Kong                       100%

                                  SCHEDULE III
                              (to Note Agreement)

Russell Mexico, S.A. de C.V.                        Mexico                        100%

Russell Corp. Australia PTY. LTD.                 Australia                       100%

Russell Foreign Sales, Ltd.                        Barbados                       100%

Russell Corp. Bangladesh Limited                  Bangladesh                      100%

Russell de Honduras S.A. de C.V.                   Honduras                       100%

Russell do Brasil Ltda.                             Brazil                        100%

Russell Yucatan S.A. de C.V.*.                      Mexico                        100%

* Incorporation in process.



                                  SCHEDULE III
                              (to Note Agreement)

                                                                       EXHIBIT A

                               RUSSELL CORPORATION

                                6.65% Senior Note
                               Due August 28, 2007


No. R-1                                                          August 28, 1997
PPN 782352\A
INV !5705!

$125,000,000

         RUSSELL CORPORATION, an Alabama corporation (the "Company"), for value received, hereby promises to pay to THE PRUDENTIAL INSURANCE COMPANY OF AMERICA or registered assigns on the twenty-eighth day of August, 2007 the principal amount of ONE HUNDRED TWENTY-FIVE MILLION DOLLARS ($125,000,000) and to pay interest (computed on the basis of a 360-day year of twelve 30-day months) on the principal amount from time to time remaining unpaid hereon at the rate of 6.65% per annum from the date hereof until maturity, payable quarterly on November 28, February 28, May 28, and August 28 in each year (commencing on November 28, 1997) and at maturity. The Company agrees to pay interest on overdue principal (including any overdue required or optional prepayment of principal) and premium, if any, and (to the extent legally enforceable) on any overdue installment of interest, at the Overdue Rate after the due date, whether by acceleration or otherwise, until paid. "Overdue Rate" shall mean the lesser of (a) the maximum rate permitted by applicable law and (b) the greater of (1) 8.65% per annum or (2) 2% plus the rate which The Bank of New York, New York, New York announces from time to time as its prime lending rate, as in effect from time to time.

         Both the principal hereof and interest hereon are payable at the home office of the registered holder of this Note in coin or currency of the United States of America which at the time of payment shall be legal tender for the payment of public and private debts. If any amount of principal, premium, if any, or interest on or in respect of this Note becomes due and payable on any date which is not a Business Day, such amount shall be payable on the next succeeding Business Day and the period of extension shall be included in the computation of interest payable on such Business Day. "Business Day" means any day other than a Saturday, Sunday or other day on which banks in Birmingham, Alabama or New York, New York are required by law to close.

         This Note is one of the 6.65% Senior Notes Due August 28, 2007 (the "Notes") of the Company in the aggregate principal amount of $125,000,000 issued under and pursuant to the terms and provisions of the Note Agreement, dated as of August 28, 1997 (the "Note Agreement"), entered into by the Company with the original Purchaser therein referred to and this Note and the holder hereof are entitled equally and ratably with the holders of all other Notes outstanding under the Note Agreement to all the benefits provided for thereby or referred to therein. Reference is hereby made to the Note Agreement for a statement of such rights and benefits.

         This Note and the other Notes outstanding under the Note Agreement may be declared due prior to their expressed maturity dates and certain prepayments are required to be made thereon, all in the events, on the terms and in the manner and amounts as provided in the Note Agreement.

         The Notes are not subject to prepayment or redemption at the option of the Company prior to their expressed maturity dates except on the terms and conditions and in the amounts and with the premium, if any, set forth in the Note Agreement.

         This Note is registered on the books of the Company and is transferable only by surrender thereof at the principal office of the Company duly endorsed or accompanied by a written instrument of transfer duly executed by the registered holder of this Note or its attorney duly authorized in writing. Payment of or on account of principal, premium, if any, and interest on this Note shall be made only to or upon the order in writing of the registered holder.

         THIS NOTE AND SAID NOTE AGREEMENT ARE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW JERSEY.

                                                    RUSSELL CORPORATION


                                                    By:
                                                       -------------------------
                                                       Title




          THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE LAWS OF ANY STATE AND MAY BE SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF ONLY IF REGISTERED OR PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER SUCH ACT AVAILABLE UNDER SUCH ACT AND APPLICABLE STATE LAW.

                                                                       EXHIBIT B

                         REPRESENTATIONS AND WARRANTIES


The Company represents and warrants to you as follows:

1. Subsidiaries. (a) Schedule III attached to the Agreements states the name of each of the Company's Subsidiaries, its jurisdiction of incorporation and the percentage of its Voting Stock owned by the Company and/or its Subsidiaries. The Company and each Subsidiary has good and marketable title to all of the shares it purports to own of the stock of each Subsidiary, free and clear in each case of any Lien. All such shares have been duly issued and are fully paid and non-assessable.

         (b) The Company, Cross Creek Apparel, Inc., Habersham Mills, DeSoto Mills, Inc. and Alexander City Flying Service, Inc. when consolidated in accordance with GAAP constitute 89% or more of the consolidated assets, earnings and revenues of the Company and its Subsidiaries.

         2. Corporate Organization and Authority. The Company, and each Subsidiary,

                  (a) is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation;

                  (b) has all requisite power and authority and all necessary licenses and permits to own and operate its properties and to carry on its business as now conducted and as presently proposed to be conducted; and

                  (c) is duly licensed or qualified and is in good standing as a foreign corporation in each jurisdiction wherein the nature of the business transacted by it or the nature of the Property owned or leased by it makes such licensing or qualification necessary except where the failure to be so licensed or qualified would not materially affect adversely the properties, business, prospects, profits or condition (financial or otherwise) of the Company and its Subsidiaries.

         3. Financial Statements. (a) The consolidated balance sheets of the Company and its consolidated Subsidiaries as of December 31, 1994, December 30, 1995, and January 4, 1997 and the statements of income, stockholders' equity and cash flows for the fiscal years ended on said dates, each accompanied by a report thereon containing an opinion unqualified as to scope limitations imposed by the Company and otherwise without qualification except as therein noted, by Ernst & Young LLP (or their appropriate predecessor), have been prepared in accordance with GAAP consistently applied except as therein noted, are correct and complete and present fairly, in all material respects, the financial position of the Company and its Subsidiaries as of such dates and the results of their operations and changes in their cash flows for such periods. The unaudited consolidated balance sheets of the Company and its consolidated Subsidiaries as of July 6, 1997 and the unaudited statements of income and cash flows for the 13-week period and the 26-week period ended on said date prepared by the Company have been prepared in accordance with GAAP consistently applied, are correct and complete and present fairly, in all material respects, the financial position of the Company and its consolidated Subsidiaries as of said date and the results of their operations and changes in their financial position or cash flows for such period subject to year-end audit adjustments.

         (b) Since January 4, 1997, there has been no change in the condition, financial or otherwise, of the Company and its consolidated Subsidiaries as shown on the consolidated balance sheet as of such date except changes in the ordinary course of business, none of which individually or in the aggregate has been materially adverse.

         4. Indebtedness. (a) Schedule II attached to the Agreement correctly describes all Current Debt, Funded Debt, Capitalized Leases, Long-Term Leases, Liens securing Indebtedness and Investments of the Company and its Subsidiaries outstanding on the Closing Date.

         (b) The Company has furnished to the Purchaser true, correct and complete copies of each instrument under which any Indebtedness of the Company is or will be issued or by which it is or may be secured and any other instrument in respect of Indebtedness of the Company if such instrument contains covenants or other provisions that have or could have the effect of (1) restricting the types of provisions that any other agreement to which the Company may become a party, may contain or (2) restricting the conduct of the Company's business or the incurrence by the Company of Indebtedness.

         5. Full Disclosure. Neither the financial statements referred to in paragraph 4 hereof nor the Agreements, or any other written statement furnished by or on behalf of the Company to you in connection with the negotiation of the sale of the Notes, contains any untrue statement of a material fact or omits a material fact necessary to make the statements contained therein or herein not misleading. There is no fact peculiar to the Company or its Subsidiaries which the Company has not disclosed to you in writing which materially affects adversely nor, so far as the Company can now foresee, will materially affect adversely the properties, business, prospects, profits or condition (financial or otherwise) of the Company and its Subsidiaries, taken as a whole.

         6. Pending Litigation. There are no proceedings pending or, to the knowledge of the Company, threatened against or affecting the Company or any Subsidiary in any court or before any governmental authority or arbitration board or tribunal which involve the possibility of materially affecting adversely the properties, business, prospects, profits or condition (financial or otherwise) of the Company and its Subsidiaries.

         7. Title to Properties. The Company and each Subsidiary has good and marketable title in fee simple (or its equivalent under applicable law) to all material parcels of real Property and has good title to all the other material items of Property it purports to own, including that reflected in the most recent balance sheet referred to in paragraph 3 hereof, except as sold or otherwise disposed of in the ordinary course of business and except for Liens permitted by the Agreement.

         8. Leases. The Company and each Subsidiary has complied with all obligations under all leases to which it is a party except where the failure to comply with such leases would not materially affect adversely the properties, business, prospects, profits or condition (financial or otherwise) of the Company and its Subsidiaries.

         9. Patents and Trademarks. The Company and each Subsidiary owns or possesses all the patents, trademarks, trade names, service marks, copyrights, licenses and rights with respect to the foregoing necessary for the present and planned future conduct of its business, without any known conflict with the rights of others.

         10. Sale is Legal and Authorized. The sale of the Notes and compliance by the Company with all of the provisions of the Agreement and the Notes;

                  (a)      are within the corporate powers of the Company;

                  (b) will not violate any provisions of any law or any order of any court or governmental authority or agency and will not conflict with or result in any breach of any of the terms, conditions or provisions of, or constitute a default under the Articles of Incorporation or By-laws of the Company or any indenture or other agreement or instrument to which the Company is a party or by which it may be bound or result in the imposition of any Liens or encumbrances on any property of the Company; and

                  (c) have been duly authorized by proper corporate action on the part of the Company and its stockholders, executed and delivered by the Company and the Agreement and the Notes constitute the legal, valid and binding obligations, contracts and agreements of the Company enforceable in accordance with their respective terms.

         The obligations of the Company under the Agreement and the Notes rank at least pari passu in right of payment with all other unsecured Indebtedness (actual or contingent) of the Company.

         11. No Defaults. No Default or Event of Default has occurred and is continuing. The Company is not in default in the payment of principal, premium, if any, or interest on any Indebtedness for borrowed money and is not in default under any instrument or instruments or agreements under and subject to which any Indebtedness for borrowed money has been issued and no event has occurred and is continuing under the provisions of any such instrument or agreement which with the lapse of time or the giving of notice, or both, would constitute an event of default thereunder.

         12. Governmental Consent. No approval, consent or withholding of objection on the part of any regulatory body, state, Federal or local, is necessary in connection with the execution and delivery by the Company of the Agreement or the Notes or compliance by the Company with any of the provisions of the Agreement or the Notes.

         13. Taxes. All tax returns required to be filed by the Company or any Subsidiary in any jurisdiction have, in fact, been filed, and all taxes, assessments, fees and other governmental charges upon the Company or any Subsidiary or upon any of their respective properties, income or franchises, which are shown to be due and payable in such returns have been paid. For all taxable years ending on or before January 4, 1992, the Federal income tax liability of the Company and its Subsidiaries has been satisfied and either the period of limitations on assessment of additional Federal income tax has expired or the Company and its Subsidiaries have entered into an agreement with the Internal Revenue Service closing conclusively the total tax liability for the taxable year. The Company does not know of any proposed additional tax assessment against it for which adequate provision has not been made on its accounts, and no material controversy in respect of additional Federal or state income taxes due since said date is pending or to the knowledge of the Company threatened. The provisions for taxes on the books of the Company and each Subsidiary are adequate for all open years, and for its current fiscal period.

         14. Use of Proceeds. The net proceeds from the sale of the Notes will be used to refinance short-term debt and for other corporate purposes. None of the transactions contemplated in the Agreements (including, without limitation thereof, the use of proceeds from the issuance of the Notes) will violate or result in a violation of Section 7 of the Securities Exchange Act of 1934, as amended, or any regulation issued pursuant thereto, including, without limitation, Regulations G, T and X of the Board of Governors of the Federal Reserve System, 12 C.F.R., Chapter II. None of the proceeds from the sale of the Notes will be used to purchase, or refinance any borrowing the proceeds of which were used to purchase, any "security" within the meaning of the Securities Exchange Act of 1934, as amended.

         15. Private Offering. Neither the Company, directly or indirectly, nor any agent on its behalf has offered or will offer the Notes or any similar Security or has solicited or will solicit an offer to acquire the Notes or any similar Security from or has otherwise approached or negotiated or will approach or negotiate in respect of the Notes or any similar Security with any Person other than the Purchasers. Neither the Company, directly or indirectly, nor any agent on its behalf has offered or will offer the Notes or any similar Security or has solicited or will solicit an offer to acquire the Notes or any similar Security from any Person so as to bring the issuance and sale of the Notes within the provisions of Section 5 of the Securities Act of 1933, as amended.

         16. ERISA. The consummation of the transactions provided for in the Agreements and compliance by the Company with the provisions thereof and the Notes issued thereunder will not involve any prohibited transaction within the meaning of ERISA or Section 4975 of the Internal Revenue Code of 1986, as amended. Each Plan complies in all material respects with all applicable statutes and governmental rules and regulations, and (a) no Reportable Event (other than a merger of Plans of the Company) has occurred and is continuing with respect to any Plan, (b) neither the Company nor any ERISA Affiliate has withdrawn from any Plan or Multiemployer Plan that is subject to Title IV of ERISA or instituted steps to do so, and (c) no steps have been instituted to terminate any Plan that is subject to Title IV or ERISA. No condition exists or event or transaction has occurred in connection with any Plan which could result in the incurrence by the Company or any ERISA Affiliate of any material liability, fine or penalty. No Plan maintained by the Company or any ERISA Affiliate, nor any trust created thereunder, has incurred any "accumulated funding deficiency" as defined in Section 302 of ERISA nor does the present value of all benefits vested under all Plans exceed, as of the last annual valuation date, the value of the assets of the Plans allocable to such vested benefits. Neither the Company nor any ERISA

Affiliate has any contingent liability with respect to any post-retirement "welfare benefit plan" (as such term is defined in ERISA) except as follows: (i) retirees and covered dependents may be entitled to continuation coverage under the Company's medical benefits plans as required by Part 6 of Subtitle B of Title I of ERISA and (ii) the Company maintains a plan under which a death benefit of $2,000 is payable with respect to (A) employees and (B) retired employees who have completed 20 years of continuous service as of the date of their retirement.

         17.      Compliance with Law. Neither the Company nor any Subsidiary
(a) is in violation of any law, ordinance, franchise, governmental rule or regulation to which it is subject (including, without limitation, any Environmental Law) or (b) has failed to obtain any license, permit, franchise or other governmental authorization necessary to the ownership of its property or to the conduct of its business; which violation or failure to obtain would materially affect adversely the business, prospects, profits, properties or condition (financial or otherwise) of the Company and its Subsidiaries, taken as a whole, or materially impair the ability of the Company to perform its obligations contained in the Agreements or the Notes. Neither the Company nor any Subsidiary is in default with respect to any order of any court or governmental authority or arbitration board or tribunal.

         18. Investment Company Act Status. Neither the Company nor any Subsidiary is an "investment company," or a company "controlled" by an "investment company," as such terms are defined in the Investment Company Act of 1940, as amended.

         19. No Violation. Neither the Company nor any Subsidiary is in violation of (a) its charter documents or By-laws or (b) any provision of any agreement, indenture or other instrument to which the Company or any such Subsidiary is a party or by which it may be bound, except where such violation would not materially affect adversely the properties, business, profits, prospects or condition (financial or otherwise) of the Company and its Subsidiaries, and neither the Company nor any Subsidiary is a party to, or bound by, any agreement, indenture or other instrument whereby performance in accordance with the terms and provisions thereof could materially affect adversely the business, prospects, profits or condition (financial or otherwise) of the Company and its Subsidiaries.

                                                                       EXHIBIT C

                        DESCRIPTION OF CLOSING OPINION OF
                       INDEPENDENT COUNSEL TO THE COMPANY

         The closing opinion of Bradley, Arant, Rose & White, independent counsel for the Company, which is called for by ss. 4.1 of the Agreements, shall be dated the Closing Date and addressed to the Purchaser, shall bE satisfactory in scope and form to the Purchaser and shall be to the effect that:

                  1. The Company is a corporation, duly incorporated, validly existing and in good standing under the laws of the State of Alabama, has the corporate power and the corporate authority to execute and perform the Agreements and to issue the Notes and has the full corporate power and the corporate authority to conduct the activities in which it is now engaged.

                  2. Each of Alexander City Flying Service, Inc., DeSoto Mills, Inc., Habersham Mills and Cross Creek Apparel, Inc. (collectively, the "Specified Subsidiaries") is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation and all of the issued and outstanding shares of capital stock of each Specified Subsidiary have been duly issued, are fully paid and non-assessable and are owned by the Company.

                  3. The Agreement has been duly authorized by all necessary corporate action on the part of the Company, have been duly executed and delivered by the Company and constitutes the legal, valid and binding contract of the Company enforceable in accordance with their terms, subject to bankruptcy, insolvency, fraudulent conveyance or similar laws affecting creditors' rights generally, and general principles of equity (regardless of whether the application of such principles is considered in a proceeding in equity or at law).

                  4. The Notes have been duly authorized by all necessary corporate action on the part of the Company, have been duly executed and delivered by the Company and constitute the legal, valid and binding obligations of the Company enforceable in accordance with their terms, subject to bankruptcy, insolvency, fraudulent conveyance or similar laws affecting creditors' rights generally, and general principles of equity (regardless of whether the application of such principles is considered in a proceeding in equity or at law).

                  5. No approval, consent or withholding of objection on the part of, or filing, registration or qualification with, any governmental body, Federal or state, is necessary in connection with the execution and delivery of the Agreement or the Notes.

                  6. The issuance and sale of the Notes and the execution, delivery and performance by the Company of the Agreement do not conflict with or result in any breach of any of the provisions of or constitute a default under or result in the creation or imposition of any Lien upon any of the Property of the Company pursuant to the provisions of the Articles of Incorporation or By-laws of the Company or any agreement or other instrument known to such counsel to which the Company is a party or by which the Company may be bound.

                  7. There are no proceedings pending, or to the knowledge of such counsel threatened against the Company or any Subsidiary, in any court or before any arbitration board or tribunal which could materially affect adversely the properties, business, prospects, profits or condition (financial or otherwise) of the Company and its Subsidiaries.

                  8. The issuance of the Notes and the use of the proceeds of the sale of the Notes in accordance with the provisions of and as contemplated by the Agreement does not violate or conflict with regulations, G, T or X of the Board of Governors of the Federal Reserve System, 12 C.F.R. Chapter II.

                  9. The courts of the State of Alabama will give effect to those provisions of the Agreement and the Notes which stipulate that such documents shall be governed by, and construed in accordance with, the laws of the State of New Jersey.

                  10. The issuance, sale and delivery of the Notes under the circumstances contemplated by the Agreement does not, under existing law, require the registration of the Notes under the Securities Act of 1933, as amended, or the qualification of an indenture under the Trust Indenture Act of 1939, as amended.

         The opinion of Bradley, Arant, Rose & White shall cover such other matters relating to the sale of the Notes as the Purchaser may reasonably request With respect to matters of fact on which such opinion is based, such counsel shall be entitled to rely on appropriate certificates of public officials and officers of the Company. The opinion of Bradley, Arant, Rose & White, independent counsel for the Company, shall state that it may be relied upon by permitted successors and assigns of the Purchaser.